Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION

THIS ANNOUNCEMENT IS BEING MADE PURSUANT TO RULE 2.7 OF THE IRISH TAKEOVER RULES

FOR IMMEDIATE RELEASE

24 April 2024

RECOMMENDED CASH OFFER

for

MARIADB plc

by

MERIDIAN BIDCO LLC

which is an Affiliate of

K1 INVESTMENT MANAGEMENT, LLC

as manager of K5 PRIVATE INVESTORS, L.P.

K1 Investment Management, LLC (“K1”) is pleased to announce the terms of a recommended cash offer to be made by Meridian Bidco LLC (“Bidco”), a newly formed Affiliate of K1, as manager of K5 Private Investors, L.P. (“K5”), to acquire the entire issued and to be issued share capital of MariaDB plc (“MariaDB”).

Summary

●	Under the terms of the Offer, MariaDB Shareholders will be entitled to receive:

for each MariaDB Share	$ 0.55 in cash	(the Cash Offer)

●	The Cash Offer values the entire issued share capital of MariaDB (on a fully diluted basis) at approximately $39.5m.

●	The Cash Consideration represents a premium of approximately:

●	189% to MariaDB’s closing share price of $0.19 on 5 February 2024 (being the last full trading day prior to the announcement by MariaDB of a forbearance agreement with RP Ventures LLC);

●	57% to MariaDB’s closing share price of $0.35 on 15 February 2024 (being the last date prior to the publication of K1’s Possible Offer Announcement);

●	129% to MariaDB’s average closing share price of $0.24 over the 30 trading day period ending 15 February 2024; and

●	90% to MariaDB’s average closing share price of $0.29 over the 60 trading day period ending 15 February 2024.

●	As an alternative to the Cash Offer, Eligible MariaDB Shareholders may elect, in respect of all (but not some) of their MariaDB Shares, to receive, in lieu of the Cash Offer to which they are otherwise entitled, one unlisted, unregistered non-voting Class B unit of Meridian Topco LLC (“Topco”) (a limited liability company formed in Delaware, an Affiliate of K1 and parent of Bidco) (each, a “Topco Rollover Unit”) for each MariaDB Share (the “Unlisted Unit Alternative”), with such Topco Rollover Units to be issued on the terms and pursuant to the mechanism described in paragraphs 14 and 15 of the main body of this Announcement. In aggregate, the maximum number of Topco Rollover Units available to be issued to Eligible MariaDB Shareholders under the Unlisted Unit Alternative is limited to 15% of Topco’s fully diluted share capital (after issuance of all Topco Rollover Units to all Electing Shareholders) (the “Rollover Threshold”). The key terms of the Unlisted Unit Alternative are summarised in paragraph 15 of the main body of this Announcement. Further details regarding Topco and the rights of the Topco Rollover Units are set out in paragraphs 15 and 16 of the main body of this Announcement and will be more fully set out in the Offer Document.

The Topco Rollover Units will not be listed or registered under US securities laws, will not be transferable (subject to certain limited exceptions), will be non-voting (other than those non-waivable voting rights, if any, required pursuant to applicable Delaware law), will have limited information rights (except for certain limited information to be provided to holders of the Topco Rollover Units to be more fully described in the Offer Document and certain other financial information regarding Topco as the holders of Topco Rollover Units may reasonably request in writing from time to time (but no more frequently than annually)), and may be subject to dilution pursuant to any further issue of securities by Topco. For the purposes of Rule 24.11 of the Irish Takeover Rules, an appropriate advisor will provide an estimate of the value of a Topco Rollover Unit, together with the assumptions, qualifications and caveats forming the basis of its estimate of value, in a letter to be included in the Offer Document.

●	If the aggregate number of Topco Rollover Units to be issued to all Electing Shareholders exceeds the Rollover Threshold then each Electing Shareholder’s number of Topco Rollover Units to which they would otherwise have been entitled will be reduced on a pro-rated basis (based on the relative holdings of MariaDB Shares as of immediately prior to the Initial Closing Date (as defined in Appendix I of this Announcement) of all of the Electing Shareholders), and the consideration for each MariaDB Share that is not exchanged for Topco Rollover Units will be paid in cash in accordance with the terms of the Cash Offer.

●	Bidco may in its sole discretion, withdraw the Unlisted Unit Alternative if there are any Electing Shareholders whose election to receive the Unlisted Unit Alternative will require registration of the Topco Rollover Units under US securities law (and there is not an applicable exemption for each such Electing Shareholder) (the “Rollover Withdrawal Right”). In the event Bidco exercises its Rollover Withdrawal Right, the Unlisted Unit Alternative will lapse, no Topco Rollover Units will be issued and the consideration payable in respect of each tendered MariaDB Share will be settled in cash in accordance with the terms of the Cash Offer. The Offer will be open for at least 10 business days after the announcement of Bidco’s exercise of its Rollover Withdrawal Right. For the avoidance of doubt, the exercise by Bidco of the Rollover Withdrawal Right shall not otherwise affect any validly received tenders, nor shall it constitute a variation of the Offer.

●	Unless otherwise determined by Bidco or K1 or required by the Irish Takeover Rules, and permitted by applicable law and regulation, the Unlisted Unit Alternative is not being offered, sold or delivered, directly or indirectly, in or into any Restricted Jurisdiction (and so MariaDB Shareholders in such jurisdictions will not be eligible to elect to receive the Unlisted Unit Alternative).

●	In addition, MariaDB Shareholders who wish to elect for the Unlisted Unit Alternative will be required to provide certain "Know Your Client" information as requested by Topco and K1. Further details regarding this eligibility requirement will be set out in the Offer Document. Failure to provide the required information will result in elections to receive the Unlisted Unit Alternative being invalid and Eligible MariaDB Shareholders who made such an invalid election will instead receive the Cash Consideration for the number of MariaDB Shares in respect of which they purported to make an election to receive the Unlisted Unit Alternative.

●	If any dividend or other distribution is authorised, declared, made or paid in respect of MariaDB Shares on or after the date of this Announcement, K1 and Bidco reserve the right to reduce the consideration due pursuant to the Cash Offer (and, as the case may be, the consideration due under the Unlisted Unit Alternative) by the aggregate amount of such dividend or other distribution or return of value. In such circumstances, MariaDB Shareholders shall be entitled to retain any such dividend, distribution, or other return of value authorised, declared, made or paid.

●	Commenting on the Offer, Sujit Banerjee, Managing Director of K1 Operations, LLC, said:

“We are pleased about the progress MariaDB has made and the innovative solutions they bring to the market. Partnering with MariaDB presents an attractive opportunity to drive further growth and innovation in the database management space.”

Recommendation – Cash Offer

●	The MariaDB Board has, as required under the Irish Takeover Rules, due to conflicts of interest, recused itself from taking part in the formulation and communication of advice on the Offer to MariaDB Shareholders. Instead, IBI Corporate Finance, which has been appointed as independent financial advisor to MariaDB under Rule 3 of the Irish Takeover Rules, has, in that capacity, taken responsibility for considering the Offer and formulating an appropriate recommendation to be made to MariaDB Shareholders.

●	It is, in the context of the background to and reasons for recommending the Cash Offer, which are set out in paragraph 5 of the main body of this Announcement that IBI Corporate Finance has concluded that the terms of the Cash Offer are fair and reasonable and it would recommend that MariaDB Shareholders should accept the Cash Offer. Further detail will be included in the Offer Document or in a separate circular to be sent to MariaDB Shareholders by MariaDB.

No Recommendation – Unlisted Unit Alternative

●	IBI Corporate Finance is unable to advise as to whether or not the financial terms of the Unlisted Unit Alternative are fair and reasonable. This is because IBI Corporate Finance has not had any involvement in the development and validation of any financial projections for Topco. As a result, IBI Corporate Finance is unable to assess any plans Topco may have for the development of MariaDB or the Topco Group to the degree necessary to form an assessment of the value of the Unlisted Unit Alternative. IBI Corporate Finance also note the significant and variable impact that the disadvantages and advantages of the Unlisted Unit Alternative (certain of which are outlined below and in paragraph 16 of the main body of this Announcement) may have for individual Eligible MariaDB Shareholders. In terms of the advantages, these include, in particular, the ability to participate in potential future value creation of the MariaDB Group. In terms of the disadvantages, these include, in particular, (a) the level of uncertainty as to the future value of Topco Rollover Units, which will depend on the performance of the MariaDB Group over a number of years and which performance will be impacted by, amongst other things, the business plan and strategy of the business under Topco’s control; and (b) the terms of the Topco Rollover Units including the fact that they will be illiquid and non-transferable, will be subject to potential dilution in the event that additional securities are issued by Topco, will not carry voting rights, and will have limited information rights (except for certain limited information to be provided to holders of the Topco Rollover Units to be more fully described in the Offer Document and certain other financial information regarding Topco as the holders of Topco Rollover Units may reasonably request in writing from time to time (but no more frequently than annually)).

●	Accordingly, IBI Corporate Finance is unable to form an opinion as to whether or not the terms of the Unlisted Unit Alternative are fair and reasonable and is not making any recommendation to Eligible MariaDB Shareholders as to whether or not they should elect to receive the Unlisted Unit Alternative.

●	In addition, the attention of Eligible MariaDB Shareholders who may be considering electing to receive the Unlisted Unit Alternative is drawn to certain risk factors and other investment considerations relevant to such an election. These will be set out in full in the Offer Document and include, inter alia, the following:

Disadvantages of electing to receive the Unlisted Unit Alternative:

(a)	upon the Effective Date, Topco will be solely controlled by K5, who will exercise all decision-making powers relating to Topco and its Subsidiaries (including all members of the MariaDB Group) and the businesses thereof. Holders of the Topco Rollover Units, which will not carry any voting rights (other than those non-waivable voting rights, if any, required pursuant to applicable Delaware law) or rights to appoint (or vote for the appointment of) directors, officers or other control persons of Topco, will therefore have no influence over decisions made by Topco in relation to its investment in MariaDB or in any other business;

(b)	the Topco Rollover Units will be unquoted and will not be listed or admitted to trading on any exchange or market for the trading of securities, and will therefore be illiquid. In addition, the Topco Rollover Units will not be registered under US securities laws;

(c)	the Topco Rollover Units will be non-transferable, other than with the prior written consent of K5 (and then only in K5’s sole and absolute discretion). The future monetisation of the Topco Rollover Units therefore remains entirely in the discretion of K5, subject to a customary “tag-along” right for Topco Rollover Units to be more fully described in the Offer Document;

(d)	the value of the Topco Rollover Units will at all times be uncertain and there can be no assurance that any such securities will be capable of being sold in the future or that they will be capable of being sold at the value to be estimated by an appropriate advisor in the Offer Document;

(e)	the Topco Rollover Units will be subject to a customary “drag-along” right. As a result, given its sole control over Topco (as described in paragraph (a), above), K5 will have sole and absolute discretion to “drag” the holders of Topco Rollover Units, at any time, into a future sale or change of control transaction involving Topco or any of its Subsidiaries (including MariaDB) and require such holders to sell or transfer their Topco Rollover Units, and K5 will therefore control the future monetisation of the Topco Rollover Units;

(f)	K5 will control the timing of distributions, dividends and payments of capital proceeds (in each case, if any) to the holders of Topco Rollover Units. There is no guarantee that Topco will make any such distributions, dividends or payments of capital proceeds at any time ((however, Topco Rollover Units will rank pari passu with Class A Topco Units in respect of any such distributions, dividends or payments of capital proceeds that are made);

(g)	Topco Rollover Units will carry no pre-emption rights and any participation by the holders of Topco Rollover Units in future issues of securities by the Topco Group will be at the discretion of K5 and also be subject to other important exceptions and risk. For example:

(i)	holders of Topco Rollover Units will not be entitled to participate in any issues of securities to actual or potential employees, directors, officers or consultants of the Topco Group (whether of the same or different classes to the Topco Rollover Units);

(ii)	if Topco introduces one or more management incentive plans for actual or potential employees, directors, officers and consultants of the Topco Group after the Effective Date that provide participants with an interest in securities in the Topco Group, such issue(s) could potentially significantly dilute the equity interests in Topco of the holders of Topco Rollover Units. In addition, the Topco Group may not receive material cash sums on the issue of any such securities and the returns on any such securities may potentially be structured to increase their proportionate interest in the value of the Topco Group as it increases in value (whether pursuant to a ratchet mechanism or otherwise); and

(iii)	the holders of Topco Rollover Units will have no legal entitlement to participate in issues of securities by the Topco Group in any case, including in consideration for, or in connection with, its acquisition of other assets, companies or all or part of any other businesses or undertakings;

(h)	the holders of Topco Rollover Units will enjoy only limited minority protections and other rights to be more fully described in the Offer Document;

(i)	K5 may freely dispose of some or all of its Class A Topco Units, meaning that the holders of Topco Rollover Units may find themselves owning units in Topco alongside different owners. The Topco Rollover Units will benefit from a “tag-along” right (as noted above and to be more fully described in the Offer Document), but K5 will be able to dispose of some or all of its Class A Topco Units without triggering this tag-along right;

(j)	individual holders of Topco Rollover Units will have very limited control over the date(s) on and value(s) at which they may be able to realise their investment in the Topco Group;

(k)	holders of Topco Rollover Units will have no opportunity to convert their Topco Rollover Units into Class A Topco Units;

(l)	the MariaDB Shares are currently admitted to trading on NYSE and MariaDB Shareholders are afforded certain standards and protections, including in respect of disclosure. As a result. MariaDB Shareholders who receive Topco Rollover Units (being unlisted, unregistered securities in a private company) will not be afforded protections commensurate with those that they currently benefit from as shareholders in MariaDB, including because Topco intends to rely on an exemption from registration under US securities laws and will therefore not be registering the Topco Rollover Units with the SEC. Except for certain limited information to be provided to holders of the Topco Rollover Units to be more fully described in the Offer Document and certain other financial information regarding Topco as the holders of Topco Rollover Units may reasonably request in writing from time to time (but no more frequently than annually), Topco’s LLC Agreement will not provide holders of Topco Rollover Units with information rights;

(m)	there can be no certainty or guarantee as to the performance of the Topco Group or the MariaDB Group following the Effective Date, and past performance cannot be relied upon as an indication of future performance or growth;

(n)	there is no certainty as to the number of MariaDB Shareholders that will accept the Offer and therefore Topco may hold less than all of the MariaDB Shares following the Initial Closing Date and which, therefore, could impact the value of Topco’s assets; and

(o)	MariaDB Shareholders will have no certainty as to the amount of Topco Rollover Units they would receive because:

(i)	the maximum number of Topco Rollover Units available to MariaDB Shareholders under the Unlisted Unit Alternative will be limited to the Rollover Threshold; and

(ii)	to the extent that elections for the Unlisted Unit Alternative cannot be satisfied in full, the number of Topco Rollover Units to be issued to each eligible MariaDB Shareholder who has elected for the Unlisted Unit Alternative will be reduced on a pro rata basis, and the consideration for each MariaDB Share that is not exchanged for Topco Rollover Units will be paid in cash in accordance with the terms of the Cash Offer.

Advantages of electing to receive the Unlisted Unit Alternative:

(a)	the Unlisted Unit Alternative allows Eligible MariaDB Shareholders to invest directly in Topco providing continued indirect economic exposure to MariaDB under private ownership; and

(b)	from completion of the Offer, the Topco Rollover Units will rank economically pari passu with the investment in Topco by K5, and will carry a pro rata entitlement to dividends, distributions and returns of capital.

●	MariaDB Shareholders are encouraged to take into account the risk factors and other investment considerations outlined above in relation to the Unlisted Unit Alternative, as well as their particular circumstances, when deciding whether to elect to receive the Unlisted Unit Alternative in respect of all of their holding in MariaDB Shares. MariaDB Shareholders should also ascertain whether acquiring or holding Topco Rollover Units is permitted or affected by the laws of the jurisdiction in which they reside and consider whether Topco Rollover Units are a suitable investment in light of their own personal circumstances. Accordingly, MariaDB Shareholders are strongly recommended to seek their own independent financial, tax and legal advice in light of their own particular circumstances and investment objectives before deciding whether to elect to receive the Unlisted Unit Alternative. Any decision to elect to receive the Unlisted Unit Alternative should be based on any such independent financial, tax and legal advice and full consideration of the information in this Announcement and the Offer Document (when published).

Irrevocable undertakings

●	K1, K5, Topco and Bidco have received irrevocable undertakings to accept the Offer from each of the parties listed at paragraph 11 of the main body of this Announcement in respect of, in aggregate, 34,912,697 MariaDB Shares, representing in aggregate approximately 51.53% of the existing issued share capital of MariaDB as at 22 April 2024 (being the latest practicable date prior to the release of this Announcement). These undertakings continue to be binding in the event of a competing offer for MariaDB.

This summary should be read in conjunction with the full text of the following Announcement and its appendices. The Conditions to, and certain further terms of, the Offer are set out in Appendix I to this Announcement and the full terms and Conditions will be set out in the document to be despatched to MariaDB Shareholders (the “Offer Document”). Appendix II to this Announcement contains further details of the sources of information and bases of calculation set out in this Announcement. Certain terms used in this Announcement are defined in Appendix III to this Announcement.

Enquiries

Lazard (Financial Advisor to K1 and Bidco) Adrian Duchini, Keiran Wilson, Charles White	Tel: +44 20 7187 2000
Haven Tower Group (Public Relations Advisor to K1) Donald Cutler, Brandon Blackwell	Tel: +1 424 317 4850

Kirkland & Ellis LLP and A&L Goodbody LLP are acting as legal advisers to K1 and Bidco.

Important Notices

The K1 Responsible Persons (being the investment committee of K1), the Bidco Officers and the Topco Officers accept responsibility for the information contained in this Announcement other than information for which the sole director of MariaDB accepts responsibility and the IBI Recommendation. Jürgen Ingels, being the sole director on the MariaDB Board at the time of this Announcement, accepts responsibility for the information contained in this Announcement relating to MariaDB and IBI Corporate Finance accepts responsibility for the IBI Recommendation. To the best of the knowledge and belief of the K1 Responsible Persons, the Bidco Officers, the Topco Officers, Jürgen Ingels (being the sole director on the MariaDB Board at the time of this Announcement) and IBI Corporate Finance (who have taken all reasonable care to ensure that such is the case) the information contained in this Announcement for which they have accepted responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Lazard Frères & Co. LLC, together with its affiliate Lazard & Co., Limited (which is authorised and regulated in the United Kingdom by the Financial Conduct Authority) (“Lazard”), is acting exclusively as financial adviser to K1 and Bidco and no one else in connection with the Offer and will not be responsible to anyone other than K1 and Bidco for providing the protections afforded to clients of Lazard nor for providing advice in relation to the Offer or any other matters referred to in this Announcement. Neither Lazard nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Lazard in connection with this Announcement, any statement contained herein or otherwise.

IBI Corporate Finance Limited (“IBI Corporate Finance”), is acting exclusively as financial adviser to MariaDB and no one else in connection with the Offer and will not be responsible to anyone other than MariaDB for providing the protections afforded to clients of IBI Corporate Finance nor for providing advice in relation to the Offer or any other matters referred to in this Announcement. Neither IBI Corporate Finance nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of IBI Corporate Finance in connection with this Announcement, any statement contained herein or otherwise.

This Announcement does not constitute an offer to sell or invitation to purchase any securities, or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this Announcement is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent registration under the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. The release, publication or distribution of this Announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this Announcement is released, published or distributed should inform themselves about and observe such restrictions.

The Offer will be made solely by means of the Offer Document, which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted. Any decision in respect of, or other response to, the Offer, should be made only on the basis of the information contained in the Offer Document. MariaDB Shareholders should carefully read the Offer Document in its entirety before making a decision with respect to the Offer. Each MariaDB Shareholder is urged to consult its independent professional adviser immediately regarding the tax consequences to it (or its beneficial owners) of the Offer.

The Offer Document containing further details of the Offer (including the form of acceptance) will be despatched to MariaDB Shareholders as soon as reasonably practicable, subject to the Irish Takeover Rules and, in any event, (save with the consent of the Irish Takeover Panel) within 28 days of the date of this Announcement.

This Announcement does not constitute a prospectus or a prospectus equivalent document.

This Announcement has been prepared for the purpose of complying with the laws of Ireland and the Irish Takeover Rules and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside of Ireland.

If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or from an appropriately authorised independent financial adviser.

Cautionary statement regarding forward looking statements

This document (including information incorporated by reference in this document), oral statements made regarding the Offer, and other information published by MariaDB, K1 or any member of the K1 Group contain statements which are, or may be deemed to be, “forward looking statements”. Such forward looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and on numerous assumptions regarding the business strategies and the environment in which any member of the K1 Group (including, after closing of the Offer, any member of the MariaDB Group) shall operate in the future and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. The forward looking statements contained in this document relate to K1, any member of the K1 Group’s (including, after closing of the Offer, any member of the MariaDB Group) future prospects, developments and business strategies, the expected timing and scope of the Offer and other statements other than historical facts. In some cases, these forward looking statements can be identified by the use of forward looking terminology, including the terms “believes”, “estimates”, “will look to”, “would look to”, “plans”, “prepares”, “anticipates”, “expects”, “is expected to”, “is subject to”, “intends”, “may”, “will”, “shall” or “should” or their negatives or other variations or comparable terminology. By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend on circumstances that shall occur in the future. These events and circumstances include changes in global, political, economic, business, competitive, and market conditions and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals. If any one or more of these risks or uncertainties materialises or if any one or more of the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Such forward looking statements should therefore be construed in the light of such factors.

Neither K1 nor any member of the K1 Group, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward looking statements in this document shall actually occur. Given these risks and uncertainties, potential investors, including those investors electing to receive the Unlisted Unit Alternative, should not place any reliance on forward looking statements. The forward looking statements speak only as of the date of this document. All subsequent oral or written forward looking statements attributable to any member of the K1 Group, or any of their respective associates, directors, officers, employees or advisers, are expressly qualified in their entirety by the cautionary statement above. K1 and the K1 Group expressly disclaim any obligation to update such statements other than as required by law or by the rules of any competent regulatory authority, whether as a result of new information, future events or otherwise.

Disclosure requirements of the Irish Takeover Rules

Under Rule 8.3(b) of the Irish Takeover Rules, if any person is, or becomes, ‘interested’ (directly or indirectly) in 1% or more of any class of ‘relevant securities’ of MariaDB, all ‘dealings’ in any ‘relevant securities’ of MariaDB or any securities exchange offeror (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not later than 3:30 pm (U.S. Eastern Time) on the ‘business day’ following the date of the relevant transaction. This requirement will continue until the ‘offer period’ ends. If two or more persons cooperate on the basis of any agreement either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of MariaDB, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Dealing Disclosures must also be made by any offeror and by any persons acting in concert with them in accordance with Rule 8.2 of the Irish Takeover Rules.

In general, interests in securities arise when a person has long economic exposure, whether conditional or absolute, to changes in the price of the securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel’s website.

Details of the offeree company in respect of whose relevant securities Dealing Disclosures must be made can be found in the Disclosure Table on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether or not you are required to disclose a ’dealing’ under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel at telephone number +353 1 678 9020.

No profit forecasts, estimates or asset valuations

No statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share for K1, Bidco, Topco or MariaDB, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for K1, Bidco, Topco or MariaDB, respectively. No statement in this Announcement constitutes an asset valuation.

Right to switch to a Scheme

K1 and Bidco reserve the right, with the consent of the Irish Takeover Panel and MariaDB, to elect to implement the acquisition of the MariaDB Shares by way of a scheme of arrangement of MariaDB under the Companies Act 2014. In such event, the scheme of arrangement will be implemented on substantially the same terms, so far as applicable, as those which would apply to the Offer, subject to appropriate amendments (including to statutory voting requirements) to reflect the change in method of implementing the Offer.

Overseas Shareholders

The laws of certain jurisdictions may affect the availability of the Offer (including the Unlisted Unit Alternative) to persons who are not resident in Ireland. Persons who are not resident in Ireland, or who are subject to laws of any jurisdiction other than Ireland, should inform themselves about, and observe, any applicable legal or regulatory requirements. Any failure to comply with any applicable legal or regulatory requirements may constitute a violation of the laws and/or regulations of any such jurisdiction. To the fullest extent permitted by applicable Law, the companies and persons involved in the Offer (including the Unlisted Unit Alternative) disclaim any responsibility and liability for the violation of such restrictions by any person.

Unless otherwise determined by Bidco or K1 or required by the Irish Takeover Rules, and permitted by applicable law and regulation, the Offer (including the Unlisted Unit Alternative) will not be made available, directly or indirectly, in any Restricted Jurisdiction, and the Offer will not be capable of acceptance from within a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction.

The release, publication or distribution of this Announcement in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this Announcement and all other documents relating to the Offer (including the Unlisted Unit Alternative) are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable Law, K1, the K1 Group and Bidco disclaims any responsibility or liability for the violations of any such restrictions by any person. MariaDB Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

Further details in relation to overseas shareholders shall be contained in the Offer Document.

If you are a resident of the United States, please read the following:

This Announcement is not intended to, and does not, constitute or form part of any offer (including the Offer), invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, tender, exchange, sell or otherwise dispose of, any securities, or the solicitation of any vote or approval in any jurisdiction, nor will there be any acquisition or disposition of the securities referred to in this Announcement in any jurisdiction in contravention of applicable Law or regulation.

This Announcement is not a substitute for the Offer Document and the Form of Acceptance or any other document that Bidco may file with the SEC in connection with the Offer, if any. A solicitation and an offer to buy MariaDB Shares will be made pursuant to a Tender Offer Statement on Schedule TO that Bidco intends to file with the SEC. At the time the tender offer is commenced, MariaDB will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. MARIADB SHAREHOLDERS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER. SUCH DOCUMENTS SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. Investors and MariaDB Shareholders will be able to obtain free copies of these materials (if and when available) and other documents containing important information about MariaDB and the Offer once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov.

The Offer, if made, will be made in the United States pursuant to the Exchange Act and otherwise in accordance with the requirements of the Irish Takeover Rules. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that may be different from those typically applicable under U.S. domestic tender offer procedures and law. In addition, the Offer Document and any other documents relating to the Offer have been or will be prepared in accordance with the Irish Takeover Rules and Irish disclosure requirements, format and style, all of which may differ from those in the United States.

MariaDB is incorporated under the laws of Ireland. The director on the MariaDB Board at the date of this Announcement is resident in a country other than the United States. As a result, it may not be possible for United States holders of MariaDB Shares to effect service of process within the United States upon MariaDB or the director of MariaDB or to enforce against any of them judgements of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. It may not be possible to sue MariaDB or its officers or director(s) in a non-US court for violations of US securities laws. In addition, US holders of MariaDB Shares should be aware that, if K1 and Bidco elect to proceed pursuant to a scheme of arrangement (as described herein), the federal securities laws of the United States may not be applicable.

Publication on website

This Announcement, together with all information incorporated into this document by reference to another source, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, will be made available on K1’s website (https://k1.com/meridian-offer-update/).

Neither the content of any such website nor the content of any other website accessible from hyperlinks on such website is incorporated into, or forms part of, this Announcement.

Availability of Hard Copies

Any MariaDB Shareholder may request a copy of this Announcement in hard copy form by contacting Leah Mosteller, K1, via telephone on +1 800 310 2870 or by email to lmosteller@k1.com (copying legal@k1im.com). Any written requests must include the identity of the MariaDB Shareholder and any hard copy documents will be posted to the address of the MariaDB Shareholder provided in the written request. A hard copy of this Announcement will not be sent to MariaDB Shareholders unless requested. Such persons may also request that all future documents, announcements and information to be sent to them in relation to the offer should be in hard copy form.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, any figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION

THIS ANNOUNCEMENT IS BEING MADE PURSUANT TO RULE 2.7 OF THE IRISH TAKEOVER RULES

FOR IMMEDIATE RELEASE

24 April 2024

RECOMMENDED CASH OFFER

for

MARIADB plc

by

MERIDIAN BIDCO LLC

which is an Affiliate of

K1 INVESTMENT MANAGEMENT, LLC

as manager of K5 PRIVATE INVESTORS, L.P.

1.	Introduction

K1 Investment Management, LLC (“K1”) is pleased to announce the terms of a recommended cash offer to be made by Meridian Bidco LLC (“Bidco”), a newly formed Affiliate of K1, as manager of K5 Private Investors, L.P. (“K5”) to acquire the entire issued and to be issued share capital of MariaDB plc (“MariaDB”).

2.	Summary of the terms of the Offer

The Offer is subject to the Conditions set out in Appendix I to this Announcement and to be set out in the Offer Document.

Under the terms of the Offer, MariaDB Shareholders will be entitled to receive:

for each MariaDB Share                    $ 0.55 in cash (the Cash Offer)

The Cash Offer values the entire issued share capital of MariaDB (on a fully diluted basis) at approximately $39.5m.

The Cash Consideration represents a premium of approximately:

●	189% to MariaDB’s closing share price of $0.19 on 5 February 2024 (being the last full trading day prior to the announcement by MariaDB of a forbearance agreement with RP Ventures LLC);

●	57% to MariaDB’s closing share price of $0.35 on 15 February 2024 (being the last date prior to the publication of K1’s Possible Offer Announcement);

●	129% to MariaDB’s average closing share price of $0.24 over the 30 trading day period ending 15 February 2024; and

●	90% to MariaDB’s average closing share price of $0.29 over the 60 trading day period ending 15 February 2024.

The Offer will extend to all issued MariaDB Shares not held by Bidco (or any Affiliate of Bidco) and any further MariaDB Shares which are unconditionally allotted or issued and fully paid before the Offer closes.

Unlisted Unit Alternative

As an alternative to the Cash Offer, Eligible MariaDB Shareholders may elect, in respect of all (but not some) of their MariaDB Shares, to receive, in lieu of the Cash Offer to which they are otherwise entitled, one unlisted, unregistered non-voting Class B unit of Topco (each, a “Topco Rollover Unit”) for each MariaDB Share (the “Unlisted Unit Alternative”), with such Topco Rollover Units to be issued on the terms and pursuant to the mechanism described in paragraphs 14 and 15.

In aggregate, the maximum number of Topco Rollover Units available to be issued to Eligible MariaDB Shareholders under the Unlisted Unit Alternative is limited to 15% of Topco’s fully diluted share capital (after issuance of all Topco Rollover Units to all Electing Shareholders).

If the aggregate number of Topco Rollover Units to be issued to all Electing Shareholders exceeds the Rollover Threshold then each Electing Shareholder’s number of Topco Rollover Units to which they would otherwise have been entitled will be reduced on a pro-rated basis (based on the relative holdings of MariaDB Shares as of immediately prior to the Initial Closing Date (as defined in Appendix I of this Announcement) of all of the Electing Shareholders), and the consideration for each MariaDB Share that is not exchanged for Topco Rollover Units will be paid in cash in accordance with the terms of the Cash Offer.

The key terms of the Unlisted Unit Alternative are summarised in paragraph 15 of this Announcement. The Topco Rollover Units will not be listed or registered under US securities laws, will not be transferable (subject to certain limited exceptions), will be non-voting (other than those non-waivable voting rights, if any, required pursuant to applicable Delaware law), will have limited information rights (except for certain limited information to be provided to holders of the Topco Rollover Units to be more fully described in the Offer Document and certain other financial information regarding Topco as the holders of Topco Rollover Units may reasonably request in writing from time to time (but no more frequently than annually)), and may be subject to dilution pursuant to any further issue of securities by Topco.

Bidco may in its sole discretion, withdraw the Unlisted Unit Alternative if there are any Electing Shareholders whose election to receive the Unlisted Unit Alternative will require registration of the Topco Rollover Units under US securities law (and there is not an applicable exemption for each such Electing Shareholder) (the “Rollover Withdrawal Right”). In the event Bidco exercises its Rollover Withdrawal Right, the Unlisted Unit Alternative will lapse, no Topco Rollover Units will be issued and the consideration payable in respect of each tendered MariaDB Share will be settled in cash in accordance with the terms of the Cash Offer. The Offer will be open for at least 10 business days after the announcement of Bidco’s exercise of its Rollover Withdrawal Right. For the avoidance of doubt, the exercise by Bidco of the Rollover Withdrawal Right shall not otherwise affect any validly received tenders, nor shall it constitute a variation of the Offer.

Unless otherwise determined by Bidco or K1 or required by the Irish Takeover Rules, and permitted by applicable law and regulation, the Unlisted Unit Alternative is not being offered, sold or delivered, directly or indirectly, in or into any Restricted Jurisdiction (and so MariaDB Shareholders in such jurisdictions will not be eligible to elect to receive the Unlisted Unit Alternative).

In addition, MariaDB Shareholders who wish to elect for the Unlisted Unit Alternative will be required to provide certain "Know Your Client" information as requested by Topco and K1. Further details regarding this eligibility requirement will be set out in the Offer Document. Failure to provide the required information will result in elections to receive the Unlisted Unit Alternative being invalid and Eligible MariaDB Shareholders who made such an invalid election will instead receive the Cash Consideration for the number of MariaDB Shares in respect of which they purported to make an election to receive the Unlisted Unit Alternative.

If the Offer becomes Effective, Ineligible MariaDB Shareholders and Eligible MariaDB Shareholders who do not validly elect to receive the Unlisted Unit Alternative shall be deemed to have elected for the Cash Offer and will automatically receive the Cash Consideration due under the Cash Offer for their entire holding of MariaDB Shares.

For the purposes of Rule 24.11 of the Irish Takeover Rules, an appropriate advisor will provide an estimate of the value of a Topco Rollover Unit, together with the assumptions, qualifications and caveats forming the basis of its estimate of value, in a letter to be included in the Offer Document.

Further information about the Topco Rollover Units is set out in paragraphs 15 and 16 and will be included in the Offer Document.

Dividends and reorganisations of MariaDB’s share capital

If any dividend or other distribution is authorised, declared, made or paid in respect of MariaDB Shares on or after the date of this Announcement, K1 and Bidco reserve the right to reduce the consideration due pursuant to the Cash Offer (and, as the case may be, the consideration due under the Unlisted Unit Alternative) by the aggregate amount of such dividend or other distribution or return of value. In such circumstances, MariaDB Shareholders shall be entitled to retain any such dividend, distribution, or other return of value authorised, declared, made or paid.

The MariaDB Shares will be acquired pursuant to the Offer fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and other third party rights or interests together with all rights attaching thereto including, without limitation, the right to receive all dividends and other distributions (if any) announced, declared, made or paid after the date of this Announcement.

If any subdivision, reclassification, reorganisation, recapitalisation, split, combination, contribution or exchange of shares stock dividend or other distribution payable in any other securities of MariaDB in respect of the MariaDB Shares occurs on or after the date of this Announcement, K1 and Bidco reserve the right to adjust the consideration payable for each MariaDB Share under the terms of the Offer (including the consideration due under the Unlisted Unit Alternative) to provide the holders of MariaDB Shares the same economic effect as contemplated by the Offer prior to such event.

3.	Recommendation

Recommendation - Cash Offer

The MariaDB Board has, as required under the Irish Takeover Rules, due to conflicts of interest, recused itself from taking part in the formulation and communication of advice on the Offer to MariaDB Shareholders. Instead, IBI Corporate Finance, which has been appointed as independent financial advisor to MariaDB under Rule 3 of the Irish Takeover Rules, has, in that capacity, taken responsibility for considering the Offer and formulating an appropriate recommendation to be made to MariaDB Shareholders.

It is, in the context of the background to and reasons for recommending the Cash Offer, which are set out in paragraph 5 of this Announcement that IBI Corporate Finance has concluded that the terms of the Cash Offer are fair and reasonable and it would recommend that MariaDB Shareholders should accept the Cash Offer. Further detail will be included in the Offer Document or in a separate circular to be sent to MariaDB Shareholders by MariaDB.

No Recommendation - Unlisted Unit Alternative

IBI Corporate Finance is unable to advise as to whether or not the financial terms of the Unlisted Unit Alternative are fair and reasonable. This is because IBI Corporate Finance has not had any involvement in the development and validation of any financial projections for Topco. As a result, IBI Corporate Finance is unable to assess any plans Topco may have for the development of MariaDB or the Topco Group to the degree necessary to form an assessment of the value of the Unlisted Unit Alternative. IBI Corporate Finance also note the significant and variable impact that the disadvantages and advantages of the Unlisted Unit Alternative (certain of which are outlined in paragraph 16 of the main body of this Announcement) may have for individual Eligible MariaDB Shareholders. In terms of the advantages, these include, in particular, the ability to participate in potential future value creation of the MariaDB Group. In terms of the disadvantages, these include, in particular, (a) the level of uncertainty as to the future value of Topco Rollover Units, which will depend on the performance of the MariaDB Group over a number of years and which performance will be impacted by, amongst other things, the business plan and strategy of the business under Topco’s control; and (b) the terms of the Topco Rollover Units including the fact that they will be illiquid and non-transferable, will be subject to potential dilution in the event that additional securities are issued by Topco, will not carry voting rights, and will have limited information rights.

Accordingly, IBI Corporate Finance is unable to form an opinion as to whether or not the terms of the Unlisted Unit Alternative are fair and reasonable and is not making any recommendation to Eligible MariaDB Shareholders as to whether or not they should elect to receive the Unlisted Unit Alternative.

MariaDB Shareholders are encouraged to take into account the risk factors and other investment considerations outlined in paragraph 16 of the main body of this Announcement in relation to the Unlisted Unit Alternative, as well as their particular circumstances, when deciding whether to elect to receive the Unlisted Unit Alternative in respect of all of their holding in MariaDB Shares. MariaDB Shareholders should also ascertain whether acquiring or holding Topco Rollover Units is permitted or affected by the laws of the jurisdiction in which they reside and consider whether Topco Rollover Units are a suitable investment in light of their own personal circumstances. Accordingly, MariaDB Shareholders are strongly recommended to seek their own independent financial, tax and legal advice in light of their own particular circumstances and investment objectives before deciding whether to elect to receive the Unlisted Unit Alternative. Any decision to elect to receive the Unlisted Unit Alternative should be based on any such independent financial, tax and legal advice and full consideration of the information in this Announcement and the Offer Document (when published).

4.	Background to and K1’s compelling reasons for the Offer

MariaDB provides a mission critical product offering that occupies a strong position within the relational database market with an impressive global customer base across multiple industry sectors.

Having followed the development of the business through time, K1 believes that the Offer for MariaDB is an attractive opportunity given:

(a)	MariaDB’s strong competitive position as a market leading open-source relational database solution which has been downloaded over a billion times and is used across a variety of organizations ranging from small businesses to Fortune 500 organizations;

(b)	the opportunity to support MariaDB’s growth through organic and inorganic initiatives; and

(c)	the ability for management to have greater operating flexibility and focus as a private company.

Furthermore, MariaDB’s business model and product portfolio aligns with K1’s mandate and proven track record of investing in enterprise software companies providing mission critical products and services with high recurring revenues, strong retention rates and diversified customer bases. Finally, K1’s operating affiliate, K1 Operations LLC, has a strong track record of supporting management teams in executing operationally focused strategies designed to support the growth, development and profitability of their partner companies.

5.	Background to and reasons for recommending the Cash Offer

In considering the fairness and reasonableness of the terms of the Cash Offer, IBI Corporate Finance has taken into consideration the prospects for MariaDB’s share price absent a transaction and the realisable value to shareholders from other strategic options in particular the prospect of realising value to shareholders through a U.S. Chapter 11 Bankruptcy or an Irish Examinership Process.

MariaDB has now been in financial distress for a protracted period of time.

▪	A loan outstanding in the amount of $15.9 million from the European Investment Bank (“EIB”) fell due for repayment on 11 October 2023. MariaDB would not have been in a position to repay the loan from its own resources. On 10 October 2023, immediately prior to the EIB repayment date, MariaDB entered into a $26.5 million senior secured promissory note with RP Ventures LLC (“RPV”) (“the RPV Note”) to repay EIB and to provide ongoing funding for MariaDB.

▪	This in turn became repayable on 10 January 2024 and while initial forbearance was granted, this expired on 31 January 2024 and MariaDB has been technically insolvent since that date giving rise to a risk to the recovery of equity value for its shareholders.

▪	Negotiations with RPV and Hale Capital Partners to replace the RPV Note and raise capital through a convertible preferred equity financing have not resulted in a successful outcome and would in any event have been significantly dilutive to existing MariaDB shareholders.

MariaDB’s share price trading has reflected this uncertainty. Its shares traded at an average closing share price of $1.07 between 20 March 2023 (3 months post IPO) and 18 August 2023 (inclusive). On 17 August 2023, the share price opened at $0.90 and closed at $0.73. The volume weighted average share price on that date was $0.78. The share price fell precipitously thereafter. In the period from 21 August 2023 to 5 February 2024 (inclusive) shares traded at an average closing share price of $0.42. The share price closed at $0.19 per share on 5 February 2024. The longer this situation continues, the greater the risk to recovery becomes. In this context, in addition to implied value to shareholders, the executability of any proposal is a key assessment criteria.

A number of proposals have been made to acquire MariaDB since September 2023 with three possible offers for MariaDB under Rule 2.4 of the Irish Takeover Rules being brought forward. The first by Runa Capital LLC on 14 September 2023, the second by K1 on 15 February 2024 and a third by Progress Software Corp on 26 March 2024. Only K1 has announced a firm intention to proceed with an offer for MariaDB. The K1 Cash Offer proposes an offer price of $0.55 per MariaDB Share, which represents:

▪	A 189% premium to MariaDB’s closing share price of $0.19 on 5 February 2024 (being the last full trading day prior to the announcement by MariaDB of a forbearance agreement with RPV);

▪	A 57% premium to MariaDB’s closing share price of $0.35 on 15 February 2024 (being the last date prior to the publication of K1’s Possible Offer Announcement); and

▪	A 129% premium to MariaDB’s average closing share price of $0.24 over the 30 trading day period ending 15 February 2024.

K1 and affiliated entities also agreed to purchase the RPV Note. By acquiring the RPV Note, K1 will be in a position to remedy MariaDB’s current insolvency position and put it on a sound financial footing, thereby making a proposed acquisition of MariaDB viable. At this date no other interested party has tabled a proposal that achieves this outcome. No other institutional investor support capable of execution has been forthcoming that can remedy the current insolvency and any court appointed or supervised process to explore alternative strategic options will attenuate the process of reaching a potential resolution and potentially exacerbate the risk of further equity value being lost as MariaDB faces the prospect of being unable to meet its day-to-day obligations as they fall due.

K1, K5, Topco and Bidco have received irrevocable undertakings to accept the Offer in respect of in aggregate 34,912,697 MariaDB shares, representing in aggregate approximately 51.53% of the existing issued share capital of MariaDB as at 22 April 2024 (being the latest practicable date prior to the release of this Announcement). These undertakings continue to be binding in the event of a competing offer for MariaDB.

Accordingly, it is in this context that IBI Corporate Finance has concluded that the terms of the Cash Offer are fair and reasonable and would recommend that MariaDB Shareholders should accept the Cash Offer.

6.	Information on K1, Bidco and Topco

K1 is a global investment firm that builds category-leading enterprise software companies and has over $14.9 billion of assets under management. K1 partners with strong management teams of high growth technology businesses to help them achieve successful outcomes. With over 120 professionals, K1 and its operating affiliate, K1 Operations LLC, change industry landscapes with operationally focused growth strategies designed to rapidly scale portfolio companies. Since the inception of the firm, K1 has partnered with over 200 enterprise software companies including industry leaders such as Axcient, Checkmarx, Emburse, Elmo, Granicus, Litera Microsystems, Onit, Reveal-Brainspace, simPRO, Smarsh, and XTM International.

Bidco is a newly formed limited liability company formed in Delaware for the purposes of the Offer, and is indirectly wholly owned by K5. Bidco has not traded since its formation, nor has it entered into any obligations, other than in connection with the offer. The current officers of Bidco are Sujit Banerjee (as President) and Henry Wang (as Secretary) (the “Bidco Officers”).

Topco is a newly formed limited liability company formed in Delaware for the purposes of the Offer and the acquisition of the RPV Note, and is directly wholly owned by K5. Topco has not traded since its formation, nor has it entered into any obligations, other than in connection with the Offer and the acquisition of the RPV Note. The current officers of Topco are Sujit Banerjee (as President) and Henry Wang (as Secretary) (as Secretary) (the “Topco Officers”).

7.	Information on MariaDB

MariaDB, headquartered in California and listed on NYSE, is a new generation database company whose products are used by companies big and small, reaching more than a billion users through Linux distributions, downloaded over one billion times, and used across all types of use cases and industries. Deployed in minutes and maintained with ease, MariaDB database products are engineered to support any workload and any scale – all while saving up to 90% of proprietary database costs. Trusted by organizations such as Bandwidth, DigiCert, InfoArmor, Oppenheimer and Samsung, MariaDB’s software is the backbone of critical services that people rely on every day.

8.	MariaDB incentive schemes, options and warrants

If required in accordance with Rule 15 of the Irish Takeover Rules, K1 and Bidco will make appropriate proposals in relation to the holders of securities convertible into, or rights or options to subscribe for, MariaDB Shares. Holders of such convertible securities, rights or options will be contacted at the time of the publication of the Offer Document. Further information on any relevant proposals will be set out in the Offer Document.

9.	Financing of the Offer

The Cash Consideration payable by Bidco pursuant to the Offer will be funded through existing resources of K5, which are to be invested by them to fund Bidco pursuant to the Equity Commitment Letter.

Lazard & Co., Limited, acting as financial adviser to K1 and Bidco, is satisfied that sufficient resources are available to Bidco to enable it to satisfy in full the Cash Consideration payable under the terms of the Offer.

Further information on the financing of the Offer will be set out in the Offer Document.

10.	Acquisition of RPV Note

Immediately prior to the publication of this Announcement, Topco has purchased from RPV, at a premium, all right, title, and interest in, to and under the senior secured promissory note in the original principal amount of $26,500,000.00, dated as of 10 October 2023 (as amended on 10 January 2024), between MariaDB and RPV (the “RPV Note”). The consideration paid by Topco to RPV for the RPV Note was approximately $62.4 million, plus approximately $4.5 million comprised of accrued interest under the RPV Note and the transaction expenses of RPV. Pursuant to the terms of the RPV Note, Topco exercised its right to appoint two directors to the board of MariaDB. Consequently, Michael Fanfant and Yakov “Jack” Zubarev resigned as directors of MariaDB with effect from completion of the acquisition of the RPV Note. George Mansour and Jordan Wappler are appointed to the board of MariaDB as the nominees of the new holders of the RPV Note immediately following the release of this Announcement.

11.	Irrevocable undertakings

K1, K5, Topco and Bidco have received irrevocable undertakings to accept the Offer, or (where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014) the scheme of arrangement under the Companies Act 2014, from each of the below listed parties in respect of, in aggregate, 34,912,697 MariaDB Shares, representing in aggregate approximately 51.53% of the existing issued share capital of MariaDB as at 22 April 2024 (being the latest practicable date prior to the release of this Announcement).

These undertakings continue to be binding in the event of a competing offer for MariaDB.

Further details of these irrevocable undertakings (including the circumstances in which they may lapse) is set out below:

Shareholder	Number of MariaDB Shares as at 23 April 2024	Approximate % of the existing issued share capital of MariaDB as at 22 April 2024	Election for Cash Offer or Unlisted Unit Alternative
Michael Widenius	803,122	1.19%	No election made
Intel Capital Corporation	6,282,325	9.27%	Cash Offer
Theodore T. Wang	2,477,277	3.66%	Cash Offer
Lionyet International Limited	2,428,935	3.58%	Unlisted Unit Alternative
Lakeside Travel Holding Limited	3,432,695	5.07%	Unlisted Unit Alternative
JJ Jacobs Enterprises LLC	778,639	1.15%	Cash Offer
California Technology Partners II LLP	3,633,683	5.36%	Cash Offer
Alexander B. Suh	20,718	0.03%	No election made
Cognitor Ab	34,247	0.05%	No election made
Open Ocean Fund Two Ky	1,457,649	2.15%	No election made
Open Ocean Opportunity Fund I Ky	1,802,847	2.66%	No election made
Patrick Backman	218,834	0.32%	No election made
Manck Ab	22,816	0.03%	No election made
Sirius Consulting Oy	322,781	0.48%	No election made
Jürgen Ingels	48,342	0.07%	Unlisted Unit Alternative
Smartfin Capital II CommV	2,145,434	3.17%	Unlisted Unit Alternative
Smartfin Capital NV	3,733,341	5.51%	Unlisted Unit Alternative
Runa Capital Fund II, L.P.	2,557,043	3.77%	Cash Offer
Runa Capital Opportunity Fund I, L.P.	1,992,618	2.94%	Cash Offer
Runa Ventures I Limited	719,351	1.06%	Cash Offer
TOTAL	34,912,697	51.53%

Save in respect of the irrevocable undertakings received from Intel Capital Corporation and each of the Runa Equity Holders, each of the irrevocable undertakings shall lapse and cease to have any effect on and from the earliest of the following occurrences:

●	Bidco and/or the K1 Group publicly announces that it does not intend to make or proceed with the Offer and no new, revised or replacement offer or scheme is announced in accordance with Rule 2.7 of the Irish Takeover Rules, either at the same time or within two days of such announcement; or

●	the Offer lapses, closes or is withdrawn (which, for the avoidance of doubt, will not be deemed to have occurred only by reason of Bidco and/or the K1 Group electing to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014); or

●	the Offer becomes or is declared unconditional in all respects or (where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014), the scheme of arrangement under the Companies Act 2014 becomes effective.

The irrevocable undertakings received from Intel Capital Corporation and each of the Runa Equity Holders shall lapse and cease to have any effect on and from the earliest of the following occurrences:

●	Bidco and/or the K1 Group publicly announces that it does not intend to make or proceed with the Offer and no new, revised or replacement offer or scheme is announced in accordance with Rule 2.7 of the Irish Takeover Rules, either at the same time or within two days of such announcement; or

●	the Offer lapses, closes or is withdrawn (which, for the avoidance of doubt, will not be deemed to have occurred only by reason of Bidco and/or the K1 Group electing to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014); or

●	the Offer becomes or is declared unconditional in all respects or (where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014), the scheme of arrangement under the Companies Act 2014 becomes effective; or

●	the Offer does not become unconditional in all respects (or the scheme of arrangement, if applicable does not become effective) by 31 December 2024.

12.	Intentions regarding MariaDB and its management and employees

Intentions for the Future Business of MariaDB

Following completion of the Offer, K1 and Bidco intend to work closely with MariaDB in accelerating investment in organic growth opportunities, identifying inorganic growth opportunities to expand the overall size, scale and reach of MariaDB’s solutions and product portfolio as well as focusing on key operational initiatives to position the company for sustainable long-term growth. K1’s emphasis on value-added and long term partnership with MariaDB and focus on sustainable growth and innovation will allow the company to gain several strategic advantages, particularly in a private company context. Such benefits include: (i) ability to prioritize long term objectives, (ii) greater operating flexibility and ability to more swiftly adapt to market changes and pursue opportunities that align with its long-term vision and (iii) support from a capital partner with over $14.9 billion in assets under management with operational and financial resources to help the company achieve its potential.

Intentions for Management and Employees

MariaDB has a team of passionate and talented employees who have worked hard to develop a robust set of products and services that today serve an impressive global customer base. K1 and Bidco intend to accelerate growth, allow high potential employees to develop their own careers and in turn enable the company to realize its full potential.

Following completion of the Offer, certain corporate functions which have historically been related to MariaDB’s status as a publicly traded company may no longer be required or may be reduced in size to reflect MariaDB ceasing to be a public company. Following completion of the Offer, K1 and Bidco intend to work with MariaDB’s senior management team to review the operating performance of the business and align on operational best practices to implement in order to accelerate MariaDB’s growth and operating profitability and over the long term, create greater employment opportunities for existing and prospective team members.

As at the date of this Announcement, the results of the review is uncertain, and no firm decisions have been made by K1 and Bidco in relation to specific actions which may be taken. K1 and Bidco do not have any intention of making material changes to the balance of skills and functions of MariaDB and do not expect their review to result in a material headcount reduction in the aggregate once implemented. Any headcount reductions will be carried out in accordance with applicable Law.

Intentions for Existing Employment Rights and Pensions

K1 and Bidco confirm that, where employees of MariaDB have existing employment rights, including pension rights, under applicable Law, those rights and agreements will be fully safeguarded in accordance with applicable Law following the Offer becoming unconditional to the extent valid and in good standing under applicable Law and such underlying agreements are effective. K1 and Bidco look forward to working with MariaDB's employees, customers and other stakeholders following the completion of the Offer.

Intentions for Management Incentive Arrangements

Following completion of the Offer, K1 and Bidco intend to review the management, governance and incentive structures of MariaDB. K1 and Bidco have not entered into, and have not agreed to nor memorialised any form of incentivisation arrangements with members of MariaDB’s management, but may put in place incentive arrangements for certain members of the MariaDB’s management team following completion of the Offer when appropriate under applicable Law.

Location of Business, Fixed Assets, Headquarters and Headquarter Functions

K1 and Bidco do not have plans to change the locations of business, headquarters or headquarters functions of MariaDB and intend to defer to any such decisions that may have been made by existing management, if any. K1 and Bidco do not intend to redeploy the fixed assets of MariaDB but may, in the future, consider and implement strategic alternatives concerning certain assets owned by MariaDB and locations of the business and headquarters.

Trading Facilities

MariaDB Shares are currently listed on the NYSE. As set out in paragraph 18, as soon as it is appropriate and possible to do so, applications will be made for the cancellation of the listing of MariaDB Shares on the NYSE.

13.	Structure of the Offer

It is expected that the Offer Document and the Form of Acceptance accompanying the Offer Document will be published as soon as practicable, subject to the Irish Takeover Rules, and, in any event (save with the consent of the Irish Takeover Panel) within 28 days of this Announcement. In addition, Bidco will file with the SEC a Tender Offer Statement on Schedule TO, which will include the Offer Document, the Form of Acceptance and other documents containing important information about MariaDB and the Offer. The Offer Document, Form of Acceptance and Schedule TO will be made available to MariaDB Shareholders at no charge to them.

MariaDB Shareholders are urged to read the Offer Document and the accompanying Form of Acceptance, as well as the Schedule TO, when they are sent to them because they will contain important information.

If the Offer becomes or is declared unconditional in all respects and sufficient acceptances have been received, Bidco intends to apply the provisions of Section 456 to 460 of the Companies Act 2014 to acquire compulsorily any outstanding MariaDB Shares not acquired or agreed to be acquired pursuant to the Offer or otherwise. If the Rollover Threshold has been met pursuant to the Offer, the Unlisted Unit Alternative will not be available to any MariaDB Shareholders during this compulsory acquisition process and each remaining MariaDB Shareholder will be deemed to have elected for the Cash Offer.

14.	Unlisted Unit Alternative

Under the Unlisted Unit Alternative, Eligible MariaDB Shareholders may elect to receive, in lieu of the Cash Offer to which they are otherwise entitled, one unlisted, unregistered non-voting Class B unit of Topco (each, a “Topco Rollover Unit”) for each MariaDB Share. Eligible MariaDB Shareholders electing to participate in the Unlisted Unit Alternative (an “Electing Shareholder”) must make the election in respect of all (and not some) of their MariaDB Shares.

In aggregate, the maximum number of Topco Rollover Units available to be issued to Eligible MariaDB Shareholders under the Unlisted Unit Alternative will be limited to 15% of Topco’s fully diluted share capital (after issuance of all Topco Rollover Units to all Electing Shareholders) (the “Rollover Threshold”).

If the aggregate number of Topco Rollover Units to be issued to all Electing Shareholders exceeds the Rollover Threshold then each Electing Shareholder’s number of Topco Rollover Units to which they would otherwise have been entitled will be reduced on a pro-rated basis (based on the relative holdings of MariaDB Shares as of immediately prior to the Initial Closing Date (as defined in Appendix I of this Announcement) of all of the Electing Shareholders), and the consideration for each MariaDB Share that is not exchanged for Topco Rollover Units will be paid in cash in accordance with the terms of the Cash Offer.

Fractions of Topco Rollover Units will not be issued. Any fractional entitlements to Topco Rollover Units arising under the Unlisted Unit Alternative will be rounded down to the nearest whole number of Topco Rollover Units and the fractional entitlement will be settled in cash in accordance with the terms of the Cash Offer.

To the extent that the Rollover Threshold is not met (i.e., the elections for the Unlisted Unit Alternative by Electing Shareholders result in the issuance of fewer Topco Rollover Units than the Rollover Threshold), then, following the Initial Closing Date, each Electing Shareholder will be offered the opportunity to subscribe in cash, at a value of $0.55 per Topco Rollover Unit, after completion of the Offer for such number of additional Topco Rollover Units as shall equal the following: (i) the number of Topco Rollover Units equal to the Rollover Threshold minus (ii) the number of Topco Rollover Units issued to Electing Shareholders who elected to receive the Unlisted Unit Alternative in the Offer (the result of such calculation, the “Available Excess,” such further subscription opportunity, the “Top Up,” and the Electing Shareholders participating in the Top Up the “Top Up Electing Shareholders”); provided that, for clarity, in no event shall the aggregate issuance of Topco Rollover Units to all Electing Shareholders (including Top Up Electing Shareholders), including in the Top Up, exceed the Rollover Threshold. In the event that, in the Top Up, the aggregate subscriptions of Top Up Electing Shareholders exceed the Available Excess, then (a) such subscriptions will be subject to pro-ration based on the relative holdings of MariaDB Shares as of immediately prior to the Initial Closing Date of the Top Up Electing Shareholders; and (b) any fractional entitlements to Topco Rollover Units under the Top Up will be rounded down to the nearest whole number of Topco Rollover Units per Top Up Electing Shareholder.

Bidco may in its sole discretion, withdraw the Unlisted Unit Alternative if there are any Electing Shareholders whose election to receive the Unlisted Unit Alternative will require registration of the Topco Rollover Units under US securities law (and there is not an applicable exemption for each such Electing Shareholder) (the “Rollover Withdrawal Right”). In the event Bidco exercises its Rollover Withdrawal Right, the Unlisted Unit Alternative will lapse, no Topco Rollover Units will be issued and the consideration payable in respect of each tendered MariaDB Share will be settled in cash in accordance with the terms of the Cash Offer. The Offer will be open for at least 10 business days after the announcement of Bidco’s exercise of its Rollover Withdrawal Right. For the avoidance of doubt, the exercise by Bidco of the Rollover Withdrawal Right shall not otherwise affect any validly received tenders, nor shall it constitute a variation of the Offer.

Unless otherwise determined by Bidco or K1 or required by the Irish Takeover Rules, and permitted by applicable law and regulation, the Unlisted Unit Alternative is not being offered, sold or delivered, directly or indirectly, in or into any Restricted Jurisdiction (and so MariaDB Shareholders in such jurisdictions will not be eligible to elect to receive the Unlisted Unit Alternative).

In addition, MariaDB Shareholders who wish to elect for the Unlisted Unit Alternative will be required to provide certain "Know Your Client" information as requested by Topco and K1. Further details regarding this eligibility requirement will be set out in the Offer Document. Failure to provide the required information will result in elections to receive the Unlisted Unit Alternative being invalid and Eligible MariaDB Shareholders who made such an invalid election will instead receive the Cash Consideration for the number of MariaDB Shares in respect of which they purported to make an election to receive the Unlisted Unit Alternative.

If the Offer becomes Effective, Ineligible MariaDB Shareholders and Eligible MariaDB Shareholders who do not validly elect to receive the Unlisted Unit Alternative shall be deemed to have elected for the Cash Offer and will automatically receive the Cash Consideration due under the Cash Offer for their entire holding of MariaDB Shares.

The issue of any Topco Rollover Units pursuant to the Unlisted Unit Alternative will be in accordance with the mechanism described in paragraph 15 below and subject to the Conditions and further terms set out in this Announcement, including in Appendix I, and to be set out in the Offer Document. Further details regarding Topco and the rights of the Topco Rollover Units are set out in paragraphs 15 and 16 below.

For the purposes of Rule 24.11 of the Irish Takeover Rules, an appropriate advisor will provide an estimate of the value of a Topco Rollover Unit, together with the assumptions, qualifications and caveats forming the basis of its estimate of value, in a letter to be included in the Offer Document.

15.	Structure of the Unlisted Unit Alternative

Topco units as a result of the Offer

The current equity capital of Topco consists of 1,000 units, issued solely to K5, which will become Class A units of Topco in connection with the closing of the Offer (the "Class A Topco Units"). If the Unlisted Unit Alternative was taken up in full by Eligible MariaDB Shareholders, and assuming the amount of MariaDB Shares that may be issued to MariaDB Equity Award Holders and MariaDB Warrant Holders prior to the Effective Date is consistent with the calculation set out in Appendix II to this Announcement, Topco’s equity structure immediately following the Initial Closing Date (and the valid issuance of the Topco Rollover Units, which such issuance shall be completed on, or as promptly as practicable following, the Initial Closing Date) would be approximately as follows:

(a)	225,134,526 Class A Topco Units issued to K5; and

(b)	39,729,622 Topco Rollover Units (i.e., non-voting Class B units) issued to those Eligible MariaDB Shareholders who validly elect to receive the Unlisted Unit Alternative.

16.	Risk factors and other investment considerations in respect of the Unlisted Unit Alternative

Eligible MariaDB Shareholders who elect to receive the Unlisted Unit Alternative will, pursuant to a power of attorney to be included in the Form of Election and/or the Offer Document, deliver a joinder pursuant to which they will be bound by Topco’s LLC Agreement.

In addition, the attention of Eligible MariaDB Shareholders who may be considering electing to receive the Unlisted Unit Alternative is drawn to certain risk factors and other investment considerations relevant to such an election. These will be set out in full in the Offer Document and include, inter alia, the following:

Disadvantages of electing to receive the Unlisted Unit Alternative:

(a)	upon the Effective Date, Topco will be solely controlled by K5, who will exercise all decision-making powers relating to Topco and its Subsidiaries (including all members of the MariaDB Group) and the businesses thereof. Holders of the Topco Rollover Units, which will not carry any voting rights (other than those non-waivable voting rights, if any, required pursuant to applicable Delaware law) or rights to appoint (or vote for the appointment of) directors, officers or other control persons of Topco, will therefore have no influence over decisions made by Topco in relation to its investment in MariaDB or in any other business;

(b)	the Topco Rollover Units will be unquoted and will not be listed or admitted to trading on any exchange or market for the trading of securities, and will therefore be illiquid. In addition, the Topco Rollover Units will not be registered under US securities laws;

(c)	the Topco Rollover Units will be non-transferable, other than with the prior written consent of K5 (and then only in K5’s sole and absolute discretion). The future monetisation of the Topco Rollover Units therefore remains entirely in the discretion of K5, subject to a customary “tag-along” right for Topco Rollover Units to be more fully described in the Offer Document;

(d)	the value of the Topco Rollover Units will at all times be uncertain and there can be no assurance that any such securities will be capable of being sold in the future or that they will be capable of being sold at the value to be estimated by an appropriate advisor in the Offer Document;

(e)	the Topco Rollover Units will be subject to a customary “drag-along” right. As a result, given its sole control over Topco (as described in paragraph (a), above), K5 will have sole and absolute discretion to “drag” the holders of Topco Rollover Units, at any time, into a future sale or change of control transaction involving Topco or any of its Subsidiaries (including MariaDB) and require such holders to sell or transfer their Topco Rollover Units, and K5 will therefore control the future monetisation of the Topco Rollover Units;

(f)	K5 will control the timing of distributions, dividends and payments of capital proceeds (in each case, if any) to the holders of Topco Rollover Units. There is no guarantee that Topco will make any such distributions, dividends or payments of capital proceeds at any time ((however, Topco Rollover Units will rank pari passu with Class A Topco Units in respect of any such distributions, dividends or payments of capital proceeds that are made);

(g)	Topco Rollover Units will carry no pre-emption rights and any participation by the holders of Topco Rollover Units in future issues of securities by the Topco Group will be at the discretion of K5 and also be subject to other important exceptions and risk. For example:

(i)	holders of Topco Rollover Units will not be entitled to participate in any issues of securities to actual or potential employees, directors, officers or consultants of the Topco Group (whether of the same or different classes to the Topco Rollover Units);

(ii)	if Topco introduces one or more management incentive plans for actual or potential employees, directors, officers and consultants of the Topco Group after the Effective Date that provide participants with an interest in securities in the Topco Group, such issue(s) could potentially significantly dilute the equity interests in Topco of the holders of Topco Rollover Units. In addition, the Topco Group may not receive material cash sums on the issue of any such securities and the returns on any such securities may potentially be structured to increase their proportionate interest in the value of the Topco Group as it increases in value (whether pursuant to a ratchet mechanism or otherwise); and

(iii)	the holders of Topco Rollover Units will have no legal entitlement to participate in issues of securities by the Topco Group in any case, including in consideration for, or in connection with, its acquisition of other assets, companies or all or part of any other businesses or undertakings;

(h)	the holders of Topco Rollover Units will enjoy only limited minority protections and other rights to be more fully described in the Offer Document;

(i)	K5 may freely dispose of some or all of its Class A Topco Units, meaning that the holders of Topco Rollover Units may find themselves owning units in Topco alongside different owners. The Topco Rollover Units will benefit from a “tag-along” right (as noted above and to be more fully described in the Offer Document), but K5 will be able to dispose of some or all of its Class A Topco Units without triggering this tag-along right;

(j)	individual holders of Topco Rollover Units will have very limited control over the date(s) on and value(s) at which they may be able to realise their investment in the Topco Group;

(k)	holders of Topco Rollover Units will have no opportunity to convert their Topco Rollover Units into Class A Topco Units;

(l)	the MariaDB Shares are currently admitted to trading on NYSE and MariaDB Shareholders are afforded certain standards and protections, including in respect of disclosure. As a result. MariaDB Shareholders who receive Topco Rollover Units (being unlisted, unregistered securities in a private company) will not be afforded protections commensurate with those that they currently benefit from as shareholders in MariaDB, including because Topco intends to rely on an exemption from registration under US securities laws and will therefore not be registering the Topco Rollover Units with the SEC. Except for certain limited information to be provided to holders of the Topco Rollover Units to be more fully described in the Offer Document and certain other financial information regarding Topco as the holders of Topco Rollover Units may reasonably request in writing from time to time (but no more frequently than annually), Topco’s LLC Agreement will not provide holders of Topco Rollover Units with information rights;

(m)	there can be no certainty or guarantee as to the performance of the Topco Group or the MariaDB Group following the Effective Date, and past performance cannot be relied upon as an indication of future performance or growth;

(n)	there is no certainty as to the number of MariaDB Shareholders that will accept the Offer and therefore Topco may hold less than all of the MariaDB Shares following the Initial Closing Date and which, therefore, could impact the value of Topco’s assets; and

(o)	MariaDB Shareholders will have no certainty as to the amount of Topco Rollover Units they would receive because:

(i)	the maximum number of Topco Rollover Units available to MariaDB Shareholders under the Unlisted Unit Alternative will be limited to the Rollover Threshold; and

(ii)	to the extent that elections for the Unlisted Unit Alternative cannot be satisfied in full, the number of Topco Rollover Units to be issued to each eligible MariaDB Shareholder who has elected for the Unlisted Unit Alternative will be reduced on a pro rata basis, and the consideration for each MariaDB Share that is not exchanged for Topco Rollover Units will be paid in cash in accordance with the terms of the Cash Offer.

Advantages of electing to receive the Unlisted Unit Alternative:

(a)	the Unlisted Unit Alternative allows Eligible MariaDB Shareholders to invest directly in Topco providing continued indirect economic exposure to MariaDB under private ownership; and

(b)	from completion of the Offer, the Topco Rollover Units will rank economically pari passu with the investment in Topco by K5, and will carry a pro rata entitlement to dividends, distributions and returns of capital.

17.	Conditions to the Offer

The Offer is subject to the satisfaction or waiver (as applicable) of the Conditions, which are set out in full in Appendix I to this Announcement.

18.	De-listing

It is intended that, subject to and following the Offer becoming Effective, as soon as it is appropriate and possible to do so, and subject to applicable requirements of the NYSE, Bidco intends to apply for, or cause MariaDB to apply for, the cancellation of the listing and trading of MariaDB Shares on the NYSE. Following cancellation of the listing and trading of MariaDB Shares on the NYSE, Bidco intends to procure that MariaDB is re-registered as a private company under the Companies Act 2014. Following the delisting of the MariaDB Shares from the NYSE, Bidco intends to, or to cause MariaDB to file, with the SEC a request that MariaDB’s obligations under the Exchange Act be terminated if and when MariaDB is eligible to do so.

19.	Disclosure of interests and short positions in MariaDB

As at the close of business on 22 April 2024, being the latest practicable date prior to this Announcement, none of K1, Bidco or any K1 Director or Bidco Officer or, so far as K1 is aware, any person acting, or deemed to be acting, in concert with K1:

(a)	had an interest in relevant securities of MariaDB;

(b)	had any short position in relevant securities of MariaDB;

(c)	had received an irrevocable commitment to accept the terms of the Offer in respect of relevant securities of MariaDB save for the irrevocable undertakings referred to in paragraph 9 above; or

(d)	had borrowed or lent any MariaDB Shares.

Furthermore, save for the irrevocable undertakings referred to in paragraph 11 above, no arrangement to which Rule 8.7 of the Irish Takeover Rules applies exists between K1, Bidco or a person Acting in Concert with K1 or Bidco in relation to MariaDB Shares. For these purposes, an “arrangement to which Rule 8.7 of the Irish Takeover Rules applies” includes any indemnity or option arrangement, and any agreement or understanding, formal or informal, of whatever nature, between two or more persons relating to relevant securities which is or may be an inducement to one or more of such persons to deal or refrain from dealing in such securities.

20.	Documents available for inspection

Copies of the following documents are available, or will be made available promptly and by no later than 12 noon (Dublin time) on the Business Day following this Announcement, on Bidco’s website at https://k1.com/meridian-offer-update/ until the end of the Offer Period:

●	this Announcement; and

●	the irrevocable undertakings referred to in paragraph 11.

21.	General

The Offer will be subject to the Conditions and the further terms to be set out in the Offer Document. The Conditions to, and certain further terms of, the Offer, are set out in Appendix I to this Announcement. Appendix II to this Announcement contains certain sources of information and bases of calculation contained in this Announcement. Details on Topco and the rights attaching to the Topco Rollover Units are summarised herein and will be set forth in the Offer Document. Certain terms used in this Announcement are defined in Appendix III to this Announcement.

K1 and Bidco reserve the right, with the consent of the Irish Takeover Panel and MariaDB, to elect to implement the acquisition of the MariaDB Shares by way of a scheme of arrangement of MariaDB under the Companies Act 2014. In such event, the scheme of arrangement will be implemented on substantially the same terms, so far as applicable, as those which would apply to the Offer, subject to appropriate amendments (including to statutory voting requirements) to reflect the change in method of implementing the Offer.

Lazard have given and not withdrawn their consent to the publication of this Announcement with the inclusion herein of the references to its name in the form and context in which they appear.

IBI Corporate Finance have given and not withdrawn their consent to the publication of this Announcement with the inclusion herein of the references to its name in the form and context in which they appear.

The Offer to be made by Bidco will comply with the Irish Takeover Rules and applicable US tender offer rules and will be subject to the terms and conditions set out in this Announcement and to be set out in the Offer Document and the Form of Acceptance. The Offer (including the Unlisted Unit Alternative (and any elections thereunder)) will be governed by the laws of Ireland and the US and will be subject to the jurisdiction of the courts of Ireland and the US.

Enquiries

Lazard (Financial Advisor to K1 and Bidco) Adrian Duchini, Keiran Wilson, Charles White	Tel: +44 20 7187 2000
Haven Tower Group (Public Relations Advisor to K1) Donald Cutler, Brandon Blackwell	Tel: +1 424 317 4850

Kirkland & Ellis LLP and A&L Goodbody LLP are acting as legal advisers to K1 and Bidco.

Important Notices

The K1 Responsible Persons (being the investment committee of K1), the Bidco Officers and the Topco Officers accept responsibility for the information contained in this Announcement other than information for which the sole director of MariaDB accepts responsibility and the IBI Recommendation. Jürgen Ingels, being the sole director on the MariaDB Board at the time of this Announcement, accepts responsibility for the information contained in this Announcement relating to MariaDB and IBI Corporate Finance accepts responsibility for the IBI Recommendation. To the best of the knowledge and belief of the K1 Responsible Persons, the Bidco Officers, the Topco Officers, Jürgen Ingels (being the sole director on the MariaDB Board at the time of this Announcement) and IBI Corporate Finance (who have taken all reasonable care to ensure that such is the case) the information contained in this Announcement for which they have accepted responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Lazard Frères & Co. LLC, together with its affiliate Lazard & Co., Limited (which is authorised and regulated in the United Kingdom by the Financial Conduct Authority) (“Lazard”), is acting exclusively as financial adviser to K1 and Bidco and no one else in connection with the Offer and will not be responsible to anyone other than K1 and Bidco for providing the protections afforded to clients of Lazard nor for providing advice in relation to the Offer or any other matters referred to in this Announcement. Neither Lazard nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Lazard in connection with this Announcement, any statement contained herein or otherwise.

IBI Corporate Finance Limited (“IBI Corporate Finance”), is acting exclusively as financial adviser to MariaDB and no one else in connection with the Offer and will not be responsible to anyone other than MariaDB for providing the protections afforded to clients of IBI Corporate Finance nor for providing advice in relation to the Offer or any other matters referred to in this Announcement. Neither IBI Corporate Finance nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of IBI Corporate Finance in connection with this Announcement, any statement contained herein or otherwise.

This Announcement does not constitute an offer to sell or invitation to purchase any securities, or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this Announcement is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent registration under the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. The release, publication or distribution of this Announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this Announcement is released, published or distributed should inform themselves about and observe such restrictions.

The Offer will be made solely by means of the Offer Document, which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted. Any decision in respect of, or other response to, the Offer, should be made only on the basis of the information contained in the Offer Document. MariaDB Shareholders should carefully read the Offer Document in its entirety before making a decision with respect to the Offer. Each MariaDB Shareholder is urged to consult its independent professional adviser immediately regarding the tax consequences to it (or its beneficial owners) of the Offer.

The Offer Document containing further details of the Offer (including the form of acceptance) will be despatched to MariaDB Shareholders as soon as reasonably practicable, subject to the Irish Takeover Rules and, in any event, (save with the consent of the Irish Takeover Panel) within 28 days of the date of this Announcement.

This Announcement does not constitute a prospectus or a prospectus equivalent document.

This Announcement has been prepared for the purpose of complying with the laws of Ireland and the Irish Takeover Rules and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside of Ireland.

If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or from an appropriately authorised independent financial adviser.

Cautionary statement regarding forward looking statements

This document (including information incorporated by reference in this document), oral statements made regarding the Offer, and other information published by MariaDB, K1 or any member of the K1 Group contain statements which are, or may be deemed to be, “forward looking statements”. Such forward looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and on numerous assumptions regarding the business strategies and the environment in which any member of the K1 Group (including, after closing of the Offer, any member of the MariaDB Group) shall operate in the future and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. The forward looking statements contained in this document relate to K1, any member of the K1 Group’s (including, after closing of the Offer, any member of the MariaDB Group) future prospects, developments and business strategies, the expected timing and scope of the Offer and other statements other than historical facts. In some cases, these forward looking statements can be identified by the use of forward looking terminology, including the terms “believes”, “estimates”, “will look to”, “would look to”, “plans”, “prepares”, “anticipates”, “expects”, “is expected to”, “is subject to”, “intends”, “may”, “will”, “shall” or “should” or their negatives or other variations or comparable terminology. By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend on circumstances that shall occur in the future. These events and circumstances include changes in global, political, economic, business, competitive, and market conditions and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals. If any one or more of these risks or uncertainties materialises or if any one or more of the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Such forward looking statements should therefore be construed in the light of such factors.

Neither K1 nor any member of the K1 Group, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward looking statements in this document shall actually occur. Given these risks and uncertainties, potential investors, including those investors electing to receive the Unlisted Unit Alternative, should not place any reliance on forward looking statements. The forward looking statements speak only as of the date of this document. All subsequent oral or written forward looking statements attributable to any member of the K1 Group, or any of their respective associates, directors, officers, employees or advisers, are expressly qualified in their entirety by the cautionary statement above. K1 and the K1 Group expressly disclaim any obligation to update such statements other than as required by law or by the rules of any competent regulatory authority, whether as a result of new information, future events or otherwise.

Disclosure requirements of the Irish Takeover Rules

Under Rule 8.3(b) of the Irish Takeover Rules, if any person is, or becomes, ‘interested’ (directly or indirectly) in 1% or more of any class of ‘relevant securities’ of MariaDB, all ‘dealings’ in any ‘relevant securities’ of MariaDB or any securities exchange offeror (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not later than 3:30 pm (U.S. Eastern Time) on the ‘business day’ following the date of the relevant transaction. This requirement will continue until the ‘offer period’ ends. If two or more persons cooperate on the basis of any agreement either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of MariaDB, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Dealing Disclosures must also be made by any offeror and by any persons acting in concert with them in accordance with Rule 8.2 of the Irish Takeover Rules.

In general, interests in securities arise when a person has long economic exposure, whether conditional or absolute, to changes in the price of the securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel’s website.

Details of the offeree company in respect of whose relevant securities Dealing Disclosures must be made can be found in the Disclosure Table on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether or not you are required to disclose a ’dealing’ under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel at telephone number +353 1 678 9020.

No profit forecasts, estimates or asset valuations

No statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share for K1, Bidco, Topco or MariaDB, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for K1, Bidco, Topco or MariaDB, respectively. No statement in this Announcement constitutes an asset valuation.

Right to switch to a Scheme

K1 and Bidco reserve the right, with the consent of the Irish Takeover Panel and MariaDB, to elect to implement the acquisition of the MariaDB Shares by way of a scheme of arrangement of MariaDB under the Companies Act 2014. In such event, the scheme of arrangement will be implemented on substantially the same terms, so far as applicable, as those which would apply to the Offer, subject to appropriate amendments (including to statutory voting requirements) to reflect the change in method of implementing the Offer.

Overseas Shareholders

The laws of certain jurisdictions may affect the availability of the Offer (including the Unlisted Unit Alternative) to persons who are not resident in Ireland. Persons who are not resident in Ireland, or who are subject to laws of any jurisdiction other than Ireland, should inform themselves about, and observe, any applicable legal or regulatory requirements. Any failure to comply with any applicable legal or regulatory requirements may constitute a violation of the laws and/or regulations of any such jurisdiction. To the fullest extent permitted by applicable Law, the companies and persons involved in the Offer (including the Unlisted Unit Alternative) disclaim any responsibility and liability for the violation of such restrictions by any person.

Unless otherwise determined by Bidco or K1 or required by the Irish Takeover Rules, and permitted by applicable law and regulation, the Offer (including the Unlisted Unit Alternative) will not be made available, directly or indirectly, in any Restricted Jurisdiction, and the Offer will not be capable of acceptance from within a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction.

The release, publication or distribution of this Announcement in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this Announcement and all other documents relating to the Offer (including the Unlisted Unit Alternative) are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable Law, K1, the K1 Group and Bidco disclaims any responsibility or liability for the violations of any such restrictions by any person. MariaDB Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

Further details in relation to overseas shareholders shall be contained in the Offer Document.

If you are a resident of the United States, please read the following:

This Announcement is not intended to, and does not, constitute or form part of any offer (including the Offer), invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, tender, exchange, sell or otherwise dispose of, any securities, or the solicitation of any vote or approval in any jurisdiction, nor will there be any acquisition or disposition of the securities referred to in this Announcement in any jurisdiction in contravention of applicable Law or regulation.

This Announcement is not a substitute for the Offer Document and the Form of Acceptance or any other document that Bidco may file with the SEC in connection with the Offer, if any. A solicitation and an offer to buy MariaDB Shares will be made pursuant to a Tender Offer Statement on Schedule TO that Bidco intends to file with the SEC. At the time the tender offer is commenced, MariaDB will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. MARIADB SHAREHOLDERS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER. SUCH DOCUMENTS SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. Investors and MariaDB Shareholders will be able to obtain free copies of these materials (if and when available) and other documents containing important information about MariaDB and the Offer once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov.

The Offer, if made, will be made in the United States pursuant to the Exchange Act and otherwise in accordance with the requirements of the Irish Takeover Rules. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that may be different from those typically applicable under U.S. domestic tender offer procedures and law. In addition, the Offer Document and any other documents relating to the Offer have been or will be prepared in accordance with the Irish Takeover Rules and Irish disclosure requirements, format and style, all of which may differ from those in the United States.

MariaDB is incorporated under the laws of Ireland. The director on the MariaDB Board at the date of this Announcement is resident in a country other than the United States. As a result, it may not be possible for United States holders of MariaDB Shares to effect service of process within the United States upon MariaDB or the director of MariaDB or to enforce against any of them judgements of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. It may not be possible to sue MariaDB or its officers or director(s) in a non-US court for violations of US securities laws. In addition, US holders of MariaDB Shares should be aware that, if K1 and Bidco elect to proceed pursuant to a scheme of arrangement (as described herein), the federal securities laws of the United States may not be applicable.

Publication on website

This Announcement, together with all information incorporated into this document by reference to another source, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, will be made available on K1’s website (https://k1.com/meridian-offer-update/).

Neither the content of any such website nor the content of any other website accessible from hyperlinks on such website is incorporated into, or forms part of, this Announcement.

Availability of Hard Copies

Any MariaDB Shareholder may request a copy of this Announcement in hard copy form by contacting Leah Mosteller, K1, via telephone on +1 800 310 2870 or by email to lmosteller@k1.com (copying legal@k1im.com). Any written requests must include the identity of the MariaDB Shareholder and any hard copy documents will be posted to the address of the MariaDB Shareholder provided in the written request. A hard copy of this Announcement will not be sent to MariaDB Shareholders unless requested. Such persons may also request that all future documents, announcements and information to be sent to them in relation to the offer should be in hard copy form.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, any figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

APPENDIX I

CONDITIONS TO AND CERTAIN FURTHER TERMS OF THE OFFER

The Offer to be made by Bidco will comply with the Irish Takeover Rules and applicable US tender offer rules and will be subject to the terms and conditions set out in this Announcement and to be set out in the Offer Document and the Form of Acceptance. The Offer (including the Unlisted Unit Alternative (and any elections thereunder)) will be governed by the laws of Ireland and the US and will be subject to the jurisdiction of the courts of Ireland and the US.

The Offer will be subject to the following conditions:

Acceptance Condition

(a)	valid acceptances being received (and not validly withdrawn) by not later than 1.00p.m. (New York City time) on the Initial Closing Date (or such later time(s) and/or date(s) as Bidco may: (i) with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules; and (ii) subject to the US tender offer rules, determine) in respect of MariaDB Shares Affected representing not less than 80% (or such lower percentage as Bidco may decide) in nominal value of the Maximum MariaDB Shares Affected, which carry, or if allotted and issued, or reissued from treasury would carry, not less than 80% (or such lower percentage as Bidco may decide) of the voting rights attaching to the Maximum MariaDB Shares Affected, provided that this condition shall not be satisfied unless Bidco shall have acquired or agreed to acquire (whether pursuant to the Offer or otherwise) MariaDB Shares carrying in aggregate more than 50% of the voting rights then exercisable at a general meeting of MariaDB, including for this purpose (except to the extent otherwise agreed with the Irish Takeover Panel) any such voting rights attaching to MariaDB Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, and provided that unless Bidco otherwise determines, this condition (a) shall be capable of being satisfied, or being treated as satisfied, only at the time when all of the other conditions (b) to (q) inclusive, shall have been satisfied, fulfilled or, to the extent permitted, waived;

For the purposes of the conditions in Appendix I:

(i)	MariaDB Shares which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon issue; and

(ii)       the expression "MariaDB Shares Affected" shall mean:

(A)	MariaDB Shares which have been issued or unconditionally allotted on, or before, the date the Offer is made, but excluding any such MariaDB Shares which are cancelled after the date on which the Offer is made or which are held, or become held, as treasury shares; and

(B)	MariaDB Shares which have been issued or unconditionally allotted after the date on which the Offer is made but before the time at which the Offer closes, or such earlier date as Bidco may, subject to the Irish Takeover Rules, decide (not being earlier than the date on which the Offer becomes unconditional as to acceptances or, if later, the Initial Closing Date), but excluding any such MariaDB Shares which are cancelled after the date on which the Offer is made or which are held, or become held, as treasury shares; and

(C)	MariaDB Shares which have been re-issued from treasury after the date on which the Offer is made but before the time at which the Offer closes, or such earlier date as Bidco may, subject to the Irish Takeover Rules, decide (not being earlier than the date on which the Offer becomes unconditional as to acceptances or, if later, the Initial Closing Date), other than MariaDB Shares in the beneficial ownership of Bidco on the date the Offer is made;

(iii)	the expression "Maximum MariaDB Shares Affected" shall mean, at a relevant date of determination, the aggregate of:

(A)        the total number of MariaDB Shares Affected; and

(B)	the maximum number (or such lesser number as Bidco may decide) of MariaDB Shares which are required, or may be required, to be allotted and/or issued and/or re-issued from treasury pursuant to the exercise of outstanding subscription, conversion or other rights (including rights granted under the MariaDB Share Plans), disregarding the terms on which any such rights may be exercised (including any restrictions thereon), and irrespective of whether such rights have been granted on, before, or after, the date on which the Offer is made.

Screening of Foreign Direct Investment

(b)	all filings, where necessary, having been made and all applicable waiting periods under the Irish Screening of Third Country Transactions Act 2023 and any regulations thereunder having been terminated or having expired, in each case in connection with the Offer;

US Hart-Scott-Rodino Clearance

(c)	all filings, where necessary, having been made and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, of the United States and the regulations thereunder having been terminated or having expired, in each case in connection with the Offer;

General Regulatory and Antitrust/Competition

(d)	no central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, administrative, investigative or fiscal body, court, agency, association, institution, department or bureau including any anti-trust or merger control authorities, regulatory body, court, tribunal, environmental body, employee representative body, any analogous body whatsoever or tribunal in any jurisdiction or any person including, without limitation, a member of the MariaDB Group (each a "Third Party") having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or having made, proposed or enacted any statute, regulation, decision, order or change to published practice or having done or decided to do anything, in each case which would or would reasonably be expected to:

(i)	make the Offer or its implementation, or the acquisition or the proposed acquisition by Bidco or any member of the K1 Group of the MariaDB Shares Affected, or control of MariaDB or any of the assets of the MariaDB Group by Bidco or any member of the K1 Group void, illegal or unenforceable under the laws of any relevant jurisdiction or otherwise, directly or indirectly, restrain, revoke, prohibit, materially restrict or materially delay the same or impose additional or different conditions or obligations with respect thereto, or otherwise challenge or interfere therewith or require amendment of the Offer;

(ii)	result in a material delay in the ability of Bidco or any member of the K1 Group, or render Bidco or any member of the K1 Group unable, to acquire some or all of the MariaDB Shares Affected or result in or affect any divestiture of, or requirement to hold separate (including by establishing a trust or otherwise), or agree to restrict in any material respect its ownership or operation of, any material portion of the business or assets of MariaDB, or to enter into any material adverse settlement or consent decree, or agree to any material adverse undertaking, with respect to any material portion of the business or assets of MariaDB;

(iii)	require the divestiture by any member of the Wider MariaDB Group of all or any portion of their respective businesses, assets (including, without limitation, the shares or securities of any other member of the MariaDB Group) or property or impose any material limitation on the ability of any of them to conduct their respective businesses (or any part thereof) or own, control or manage their respective assets or properties (or any part thereof);

(iv)	impose any limitation on or result in a delay in the ability of Bidco or any member of the K1 Group to acquire, or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership of the MariaDB Shares Affected, or to exercise voting or management control over MariaDB or any subsidiary or subsidiary undertaking of MariaDB which is material in the context of the MariaDB Group taken as a whole or on the ability of any member of the MariaDB Group to hold or exercise effectively, directly or indirectly, any rights of ownership of shares or other securities (or the equivalent) in, or to exercise rights of voting or management control over, any member of the MariaDB Group to the extent that MariaDB has such ownership, voting or management control rights;

(v)	require Bidco or any member of the K1 Group or any member of the MariaDB Group to acquire or offer to acquire any shares or other securities (or the equivalent) in, or any interest in any asset owned by, any member of the MariaDB Group or any third party;

(vi)	require, prevent or delay any divestiture, by Bidco or any member of the K1 Group, of any MariaDB Shares Affected or any other securities (or the equivalent) in MariaDB;

(vii)	require Bidco or any member of the K1 Group or any material member of the MariaDB Group to sell, divest, hold separate, or otherwise dispose of all or any material part of their respective businesses, operations, product lines or assets or property or to prevent or materially delay any of the above;

(viii)	result in any material member of the MariaDB Group ceasing to be able to carry on business in any jurisdiction in which it currently operates;

(ix)	require any member of the MariaDB Group to relinquish, terminate or amend in any material way any material contract to which any member of the MariaDB Group or Bidco or any member of the K1 Group is a party;

(x)	impose any limitation on the ability of Bidco or any member of the K1 Group to integrate or co-ordinate its business or assets, or any part of it, with all or any part of the businesses of any member of the MariaDB Group;

(xi)	cause any member of the Wider MariaDB Group to cease to be entitled to any Authorisation (as defined in condition (n) below) used by it in the carrying on of its business in any jurisdiction in which it currently operates; or

(xii)	otherwise adversely affect the business, operations, profits, assets, liabilities, financial or trading position of any member of the MariaDB Group;

Notifications, waiting periods and Authorisations

(e)	all necessary or appropriate notifications and filings having been made and all necessary or appropriate waiting and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or having been terminated (as appropriate) and all statutory or regulatory obligations in any jurisdiction having being complied with in each case in connection with the Offer or its implementation and all necessary, desirable or appropriate regulatory approvals, authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, permissions and approvals in any jurisdiction ("Authorisations") having been obtained on terms and in a form reasonably satisfactory to Bidco from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Wider MariaDB Group has entered into contractual arrangements and, all such necessary, desirable or appropriate Authorisations remaining in full force and effect at the time at which the Offer becomes otherwise wholly unconditional and there being no notice or intimation of an intention to revoke, suspend, restrict or vary or not to renew the same at the time at which the Offer becomes otherwise unconditional and all necessary statutory or regulatory obligations in any such jurisdiction having been complied with;

(f)	all applicable waiting periods and any other time periods (including any extension thereof) during which any Third Party could, in respect of the Offer or the acquisition or proposed acquisition of any MariaDB Shares Affected by Bidco, institute, implement or threaten any action, proceedings, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction having expired, lapsed or been terminated;

Share Buyback, Reduction, Redemption, Dividends etc

(g)	no member of the MariaDB Group having, after the date of this Announcement, purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its shares or other securities (or the equivalent) or any shares or other securities (or the equivalent) of MariaDB or any other member of the MariaDB Group or reduced or made any other change to any part of its share capital;

(h)	no member of the MariaDB Group having, after the date of this Announcement, recommended, declared, paid, or made, or proposed to recommend, declare, pay or make, any bonus issue, dividend or other distribution (whether in cash or otherwise) other than bonus issues of shares, dividends or other distributions lawfully paid or made to another member of the MariaDB Group;

Acquisitions, Disposals, Joint Ventures, Mergers and Similar Transactions

(i)	save for transactions between two or more members of the MariaDB Group, since 30 September 2023, no member of the MariaDB Group having implemented, authorised, proposed or announced its intention to implement, authorise or propose any merger, demerger, joint venture, partnership, collaboration, reconstruction, amalgamation, consolidation, scheme, acquisition or disposal of any operations, assets, undertaking, body corporate or partnership (or any interest therein) or the creation of any Encumbrance over any operations or assets;

Frustrating Actions (within the meaning of Rule 21 of the Irish Takeover Rules)

(j)	no passing of any resolution at a shareholder meeting of MariaDB, or making of a statement in writing by shareholders of MariaDB, to approve any action, possible action, contract, sale, disposal, or acquisition for the purposes of Rules 21.1 (a)(i) or (iii) of the Irish Takeover Rules;

(k)	no member of the MariaDB Group having taken, committed to take or announced that it intends to take or may take any action or commit to take any action which the Irish Takeover Panel determines is or would be frustrating action for the purposes of, or within the meaning of, Rule 21 of the Irish Takeover Rules;

Certain matters arising as a result of any arrangement, agreement etc

(l)	save as publicly announced by MariaDB prior to the date of this Announcement and other than in connection with the RPV Note, there being no provision of any arrangement, agreement, licence, permit, franchise, facility, lease or other instrument to which any member of the Wider MariaDB Group is a party or by or to which any such member or any of its respective assets may be bound, entitled or be subject and which, in consequence of the Offer or the acquisition or proposed acquisition by Bidco or any member of the K1 Group of the MariaDB Shares Affected or because of a change in the control of MariaDB or otherwise, would or would be reasonably expected to result in (except where, in any of the following cases, the consequences thereof would not be material (in value terms or otherwise) in the context of the MariaDB Group taken as whole):

(i)	any monies borrowed by, or any indebtedness or liability (actual or contingent) of, or any grant available to any member of the MariaDB Group becoming payable, or becoming capable of being declared, repayable immediately or prior to their or its stated maturity or repayment date or the ability of any such member to borrow monies or incur any indebtedness being or becoming capable of being withdrawn or inhibited under any existing facility or loan agreement;

(ii)	the creation or enforcement of any mortgage, charge or other security interest wherever existing or having arisen over the whole or any part of the business, property or assets of any member of the MariaDB Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

(iii)	any such arrangement, agreement, licence, permit, authorisation, franchise, facility, lease or other instrument or the rights, liabilities, obligations or interests or business of any member of the MariaDB Group thereunder or the business of any such member with any persons, firms or body (or any agreement or arrangement relating to any such arrangement or business or interests) being or becoming capable of being terminated or adversely modified or affected or any adverse action being taken or any obligation or liability arising thereunder;

(iv)	any assets or interests of, or any asset the use of which is enjoyed by, any member of the MariaDB Group being or falling to be disposed of or charged, or ceasing to be available to any member of the MariaDB Group or any right arising under which any such asset or interest would be required to be disposed of or charged or would cease to be available to any member of the MariaDB Group;

(v)	any material member of the MariaDB Group ceasing to be able to carry on business in any jurisdiction in which it currently operates;

(vi)	the value of, or the financial or trading position of, any member of the MariaDB Group being prejudiced or adversely affected;

(vii)	the creation or acceleration of any liability or liabilities (actual or contingent) by any member of the MariaDB Group; or

(viii)	any liability of any member of the MariaDB Group to make any severance, termination, bonus or other payment to any of its directors or other officers or advisers, and no event having occurred which might result in any events or circumstances as are referred to in this condition (l) (i)-(vii);

Certain Events occurring since 30 September 2023:

(m)	save as publicly announced by MariaDB prior to the date of this Announcement, no member of the MariaDB Group having, since 30 September 2023:

(i)	issued or agreed to issue, grant, confer or award or authorized or proposed the issue of, additional shares of any class, or any rights or securities convertible into or exchangeable for shares, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible or exchangeable securities or issued or transferred, or agreed, authorized or proposed the re-issue of, any shares from treasury;

(ii)	save for transactions between two or more members of the MariaDB Group, made or proposed, or announced an intention to propose or make, any change or amendment in its loan capital or any loan notes issued by a member of the MariaDB Group to a person who is not a member of the MariaDB Group;

(iii)	except in the ordinary and usual course of business, entered into or materially improved, or made any offer (which remains open for acceptance) to enter into or materially improve, the terms of any employment contract, commitment or arrangement with any director of MariaDB or any person occupying one of the senior executive positions in the MariaDB Group;

(iv)	issued, authorised or proposed to make, or made, any change or amendment to any loan capital or debentures or (save in the ordinary course of business and save for transactions between two or more members of the MariaDB Group) incurred any indebtedness or contingent liability or repaid, repurchased or redeemed any indebtedness, loan capital, debenture or other liability or obligation;

(v)	entered into or varied or authorised, proposed or announced its intention to enter into or vary the terms of any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could be materially restrictive on the business of any member of the MariaDB Group or Bidco or any member of the K1 Group;

(vi)	entered into or varied or authorised, proposed or announced its intention to enter into or vary the terms of any contract, transaction or arrangement otherwise than in the ordinary and usual course of business;

(vii)	waived or compromised any claim which would be material (in value terms or otherwise) in the context of the MariaDB Group taken as a whole;

(viii)	proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any employee of the Wider MariaDB Group;

(ix)	made any alteration to its memorandum or articles of association or other constitutional and/or incorporation documents;

(x)	made, agreed or consented to any significant change to the terms of the trust deeds (including the termination or partial termination of the trusts) constituting the pension schemes established for its directors and/or employees and/or their dependants or the benefits which accrue, or to the pensions which are payable, thereunder, or to the basis on which qualification therefor, or accrual or entitlement to, such benefits or pensions are calculated or determined or to the basis on which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to any change to the trustees involving the appointment of a trust corporation, or causing any employee of the MariaDB Group to cease to be a member of any pension scheme by withdrawing as a participating employer in such pension scheme, or unlawfully terminating the employment of any active member of a pension scheme, or making any employee member of the MariaDB Group redundant, or exercising any discretion under the provisions governing such pension scheme, which in any such case would be material in the context of the pension schemes operated by MariaDB Group;

(xi)	entered into any agreement, contract, scheme, arrangement or commitment or passed any resolution or made any offer with respect to, or announced an intention to, or to propose to effect any of the transactions, matters or events set out in this condition; or

(xii)	recommended, announced, declared, paid or made or proposed to recommend, announce, declare, pay or make any bonus issue, dividend or other distribution (whether in cash or otherwise);

No adverse change, litigation, regulatory enquiry or similar

(n)        since 30 September 2023:

(i)	other than in connection with an inability to repay the RPV Note on its terms, there not having arisen any adverse change or deterioration, or circumstances which could result in any adverse change or deterioration, in the business, assets, financial or trading position or profits of MariaDB or any member of the MariaDB Group;

(ii)	other than in connection with the RPV Note, no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider MariaDB Group is or would reasonably be expected to become a party (whether as plaintiff or defendant or otherwise) and no enquiry or investigation by or complaint or reference to any Third Party against or in respect of any member of the Wider MariaDB Group having been threatened, announced, implemented, instituted or remaining outstanding by, against or in respect of any member of the Wider MariaDB Group;

(iii)	no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence, consent, permit or authorisation held by any member of the Wider MariaDB Group which is necessary for the proper carrying on of its business; or

(iv)	no contingent or other liability existing or having arisen or being likely to arise or having become apparent to Bidco or the K1 Group which is or would reasonably be expected to affect adversely the wider MariaDB Group as a whole;

No discovery of certain matters regarding information, liabilities

(o)	Bidco not having discovered that any financial, business or other publicly disclosed information concerning the MariaDB Group is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not materially misleading; or

(p)	no member of the MariaDB Group having conducted its business in breach of applicable laws or regulations which are material in the context of the MariaDB Group taken as a whole;

Anti-corruption and sanctions

(q)	BidCo or the K1 Group not having discovered, and in each case to an extent which is material in the context of the Wider MariaDB Group as a whole that:

(i)	MariaDB or any of its subsidiary undertakings (or former subsidiary undertakings while part of the Wider MariaDB Group), any past or present director, officer or employee of each member of the Wider MariaDB Group or any person that performs or has performed services for or on behalf of any such company is or has at any time whilst performing such services, engaged in any activity, practice or conduct (or omitted to take any action) in contravention of the Criminal Justice (Corruption Offences) Act 2018 or the US Foreign Corrupt Practices Act of 1977, as amended or any other applicable anti corruption legislation;

(ii)	MariaDB or any of its Subsidiaries (or former Subsidiaries while part of the Wider MariaDB Group), any past or present director, officer or employee of each member of the Wider MariaDB Group is or any person that performs or has performed services for or on behalf of any such company has at any time whilst performing such services, engaged in any activity or business with, or made any investments in, or made any funds or assets available to or received any funds or assets from (A) any government, entity or individual in respect of which US or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by US or European Union or other applicable laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control: or (B) any government, entity or individual targeted by any of the economic sanctions of the United Nations, the United States, the European Union or any of its member states or any other applicable jurisdiction other than in respect of business or activities that are not prohibited by any such sanctions; or

(iii)	a member of the Wider MariaDB Group has engaged in a transaction which would cause Bidco or any member of the K1 Group to be in breach of any applicable anti-corruption, anti-bribery, sanctions or anti-money laundering law or regulation on completion of the Offer, including the economic sanctions administered by the United States Office of Foreign Assets Control or any government, entity or individual targeted by any of the economic sanctions of the United Nations, the United States or the European Union or any of its member states.

For the purposes of this Appendix I:

“Encumbrance” means any adverse claim or right or third party right or other right or interest, equity, option or right to acquire or right to restrict, any mortgage, charge, assignment, pledge, lien or security interest or repurchase agreement or similar arrangement;

"Initial Closing Date" means 1.00 p.m. (New York City time) on the date fixed by Bidco as the first closing date of the Offer, unless and until Bidco in its discretion shall have extended the Initial Offer Period, in which case the term "Initial Closing Date" shall mean the latest time and date at which the Initial Offer Period, as so extended by Bidco, will expire or, if earlier, the date on which the Offer becomes or is declared unconditional in all respects;

"Initial Offer Period" means the period from the date of the dispatch of the Offer Document to MariaDB Shareholders, to and including the Initial Closing Date;

"Wider MariaDB Group" means MariaDB, any member of the MariaDB Group and associated companies (including any joint venture, partnership, firm or company or undertaking in which any member of the MariaDB Group (aggregating their interests) is interested) or any company in which any such member has a substantial interest.

The Offer will lapse unless all of the conditions set out above in this Appendix I have been fulfilled or (if capable of waiver) waived or, where appropriate, have been determined by Bidco to be or to remain satisfied by 1.00 p.m. (New York City time) on the Initial Closing Date (or such later time(s) and/or date(s) as Bidco may: (i) with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules; and (ii) subject to the US tender offer rules, determine).

Unless Bidco otherwise determines, condition (a) shall be capable of being satisfied, or being treated as satisfied, only at the time when all of the other conditions (b) to (q) inclusive, shall have been satisfied, fulfilled or, to the extent permitted, waived. Bidco reserves the right to waive in whole or in part all or any of conditions (b) to (q) (if capable of waiver) to the extent applicable to the Offer or its implementation). Bidco shall not be obliged to waive (if capable of waiver) or treat as satisfied any condition by a date earlier than the latest time and date for the fulfilment of all conditions referred to in the previous paragraph, notwithstanding that any other condition of the Offer may at such earlier date have been waived or fulfilled or that there are at such earlier dates no circumstances indicating that the relevant condition may not be capable of fulfilment.

In the event that the Offer lapses in any circumstances, the Offer will cease to be capable of further acceptance and Bidco and accepting MariaDB Shareholders will thereupon cease to be bound by prior acceptances. If Bidco is required to make an offer for MariaDB Shares under the provisions of Rule 9 of the Irish Takeover Rules, Bidco may make such alterations to any of the above conditions as are necessary to comply with the provisions of that rule.

BidCo reserves the right for one or more Subsidiaries of BidCo or another Affiliate owned by K1 from time to time to implement the acquisition of the MariaDB Shares with the prior written approval of the Irish Takeover Panel.

Bidco reserves the right, with the consent of the Irish Takeover Panel and MariaDB, to elect to implement the acquisition of the MariaDB Shares by way of a scheme of arrangement of MariaDB under the Companies Act 2014. In such event, the scheme of arrangement will be implemented on substantially the same terms, so far as applicable, as those which would apply to the Offer, subject to appropriate amendments (including to statutory voting requirements) to reflect the change in method of implementing the Offer.

APPENDIX II

SOURCES OF INFORMATION AND BASES OF CALCULATION

In this Announcement:

●	The value of the entire issued share capital of MariaDB pursuant to the Offer is based upon the fully diluted share capital of MariaDB as at 22 April 2024 (being the latest practicable date prior to this Announcement), composed of:

a)	67,753,429 MariaDB Shares; and

b)	3,981,638 MariaDB Shares that may be issued on or after the date of this Announcement to satisfy the vesting and exercise of MariaDB Share Awards and MariaDB Options held by MariaDB Equity Award Holders and MariaDB Warrants held by MariaDB Warrant Holders calculated by applying the treasury stock method.

●	The value of approximately $39.5 million for the entire issued share capital of MariaDB (on a fully diluted basis) is based upon the Cash Offer price of $0.55 and 71,735,067 fully diluted shares.

●	Unless otherwise stated, all Closing Prices for MariaDB Shares are closing market quotations derived from FactSet, which have been rounded to the nearest cent.

●	Certain figures included in this Announcement have been subject to rounding adjustments.

APPENDIX III

DEFINITIONS

The following definitions apply throughout this Announcement, unless the context otherwise requires:

Acting	in Concert has the meaning given to that term in the Irish Takeover Panel Act 1997, as amended and "Concert Parties" shall mean parties Acting in Concert

Affiliate	in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise)

Announcement	this announcement, made in accordance with Rule 2.7 of the Irish Takeover Rules, including its summary and appendices

Bidco	means Meridian Bidco LLC, a limited liability company formed in Delaware, an Affiliate of K1 and the direct subsidiary of Topco

Business Day	any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed

Cash Consideration	$0.55 per MariaDB Share to be paid pursuant to the Cash Offer to the MariaDB Shareholders

Cash Offer	shall have the meaning given to it in paragraph 2 of the main body of this Announcement

Closing Price	the closing price for a MariaDB Share at the close of business on the day to which the price relates, derived from FactSet for that day

Companies Act 2014	the Companies Act 2014 of Ireland and every modification and re-enactment thereof for the time being in force

Conditions	the conditions of the Offer, as set out in paragraphs (a) – (q) of Appendix I to this Announcement

Dealings Disclosure	has the same meaning as in Rule 8 of the Irish Takeover Rules

Effective	means (i) the Offer having been declared or becoming unconditional in all respects in accordance with the requirements of the Irish Takeover Rules; or (ii) if the Offer is implemented by way of a Scheme, the Scheme having become effective in accordance with its terms, upon the delivery to the Registrar of Companies of the Court Order and, if applicable, the minute required by Section 86 of the Act confirming the reduction of capital, and upon the registration of the Court Order and, if applicable, the copy of the minute required by Section 86 of the Act by the Registrar of Companies

Effective Date	means the date the Offer (or, if the Offer is implemented by way of a Scheme, the Scheme) becomes Effective

Electing Shareholder	shall have the meaning given to it in paragraph 14 of the main body of this Announcement

Eligible MariaDB Shareholders	means any MariaDB Shareholder, other than an Ineligible MariaDB Shareholder

Equity Commitment Letter	means the equity commitment letter entered into between Bidco and K5 on 23 April 2024

EUR, euro or €	the single currency unit provided for in Council Regulation (EC) NO974/98 of 8 May 1990, being the lawful currency of Ireland

Exchange Act	the United States Securities Exchange Act of 1934, as amended

Form of Acceptance	means the form of acceptance and/or other acceptance documents relating to the Offer which will accompany the Offer Document, for use by MariaDB Shareholders

Form of Election	the form of election to be sent to MariaDB Shareholders pursuant to which Eligible MariaDB Shareholders may elect to receive the Unlisted Unit Alternative

Governmental Entity	means (i) any Relevant Authority, (ii) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any Relevant Authority, or (iii) any political party

High Court	the High Court of Ireland

IBI Recommendation	the recommendation by IBI Corporate Finance of the Cash Offer set out in paragraph 3 of the main body of this Announcement

Ineligible MariaDB Shareholder	is any MariaDB Shareholder (A) in a jurisdiction where local laws or regulations may result in significant risk of civil, regulatory or criminal exposure to BidCo or Topco (x) if information concerning the Offer is sent there or (y) if the opportunity to select the Unlisted Unit Alternative is made to them (other than, for clarity, if the Unlisted Unit Alternative will require registration under the US securities laws, which such event is covered separately by the right of Bidco to withdraw the Unlisted Unit Alternative in certain circumstances explained in this Announcement); and/or (B) who is unable or unwilling to provide the requisite KYC documentation set out in the Offer Document to the satisfaction of K1, Topco or Bidco in order to evidence eligibility

Initial Closing Date	shall have the meaning given to it in Appendix I of this Announcement

Ireland	the island of Ireland, excluding Northern Ireland, and the word “Irish” shall be construed accordingly

Irish Examinership Process	an examinership process under Part 10 of the Companies Act 2014

Irish Takeover Rules	the Irish Takeover Panel Act 1997 (as amended), Irish Takeover Rules 2022

K1	K1 Investment Management, LLC, a limited liability company formed in Delaware, with a registered address at 1209 Orange Street, Wilmington, Delaware 19801

K1 Group	K1 and all of its Affiliates, including for the avoidance of doubt K5

K1 Responsible Persons	means R. Neil Malik, Taylor Beaupain, Hasan Askari, and Ronald E. Cano II.

K5	K5 Private Investors, L.P., a limited partnership organised and existing under the laws of Delaware with a registered address at 1209 Orange Street, Wilmington, Delaware 19801

Kreos Warrants	the warrants to subscribe for MariaDB Shares at a subscription price of €2.288 per share

Law	any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit issued, enacted, promulgated, implemented or otherwise effected by or under the authority of any Relevant Authority

LLC Agreement	means the amended and restated limited liability company agreement of Topco, to be dated on or around the date on which the Offer closes, by and among Topco, K5 and each Eligible MariaDB Shareholder who receives Topco Rollover Units pursuant to the Unlisted Unit Alternative

MariaDB	MariaDB, a public limited company incorporated in Ireland with registered number 606330 and with its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, D02 R296, Ireland

MariaDB Annual Report and Accounts	means MariaDB’s annual report and accounts for the financial year ended 30 September 2023

MariaDB Board	means the board of director(s) of MariaDB from time to time, the sole director of the board of MariaDB at the time of this Announcement being Jürgen Ingels

MariaDB Equity Award Holders	the holders of MariaDB Options and/or MariaDB Share Awards

MariaDB Group	MariaDB and all of its Subsidiaries

MariaDB Option	an equity incentive award denominated in MariaDB Shares, in the form of an option to purchase MariaDB Shares at a stated price determined at the grant date, whether made pursuant to the MariaDB Option Plans or otherwise

MariaDB Option Plans	the MariaDB Corporation Ab Summer 2022 USA Share Option Plan, MariaDB Corporation Ab Amended and Restated Global Share Option Plan 2017 USA, MariaDB Corporation Ab Global Share Option Plan 2017, SkySQL Corporation Ab Global Share Option Plan 2014 USA, SkySQL Corporation Ab Global Share Option Plan 2014, SkySQL Corporation Ab Global Share Option Plan 2012 USA, SkySQL Corporation Ab Global Share Option Plan 2012 Europe, SkySQL Corporation Ab Global Share Option Plan 2010 USA, SkySQL Corporation Ab Global Share Option Plan 2010 Europe and SkySQL Corporation Ab Global Share Option Plan 2010 Europe (France/Sweden)

MariaDB Shares	ordinary shares of $0.01 each in the capital of MariaDB, each a “MariaDB Share”

MariaDB Share Award	an equity incentive award denominated in MariaDB Shares, other than a MariaDB Option, whether made pursuant to the MariaDB Share Plan or otherwise

MariaDB Share Plan	the MariaDB plc 2022 Equity Incentive Plan

MariaDB Shareholders	the holders of MariaDB Shares

MariaDB Warrants	the warrants to subscribe for MariaDB Shares at a subscription price of $11.50 per share

MariaDB Warrant Holders	the holders of Kreos Warrants and/or MariaDB Warrants

Maximum MariaDB Shares Affected	shall have the meaning given to it in Appendix I, paragraph (a) of this Announcement

Northern Ireland	the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland

NYSE	the New York Stock Exchange

Offer	the offer for the entire issued and to be issued share capital of MariaDB, the full terms of which will be set out in the Offer Document or (as the case may be) any subsequent revision, variation, extension or renewal of such offer

Offer Document	the document to be despatched to MariaDB Shareholders and others containing, amongst other things, the Offer, the Conditions and certain information about the K1 Group and MariaDB and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Offer

Person or person	an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof

Possible Offer Announcement	means K1’s announcement regarding the possible offer for MariaDB made on 16 February 2024

Registrar of Companies	the Registrar of Companies in Dublin, Ireland

Regulatory Information Service	a regulatory information service as defined in the Irish Takeover Rules

Relevant Authority	any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, division, political subdivision, bureau or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank, public international organization or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including, for the avoidance of doubt, the Irish Takeover Panel, the High Court and the SEC

Restricted Jurisdiction	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Offer is sent to or made available in that jurisdiction

Rollover Threshold	shall have the meaning given to it in paragraph 14

RPV	RP Ventures LLC, a limited liability company formed in Delaware

RPV Note	the senior secured promissory note in the original principal amount of $26,500,000.00, dated as of October 10, 2023 (as amended on 10 January 2024), between MariaDB and RPV

Runa Equity Holders	Runa Capital Fund II, L.P., Runa Capital II (GP), Runa Capital Opportunity Fund I, L.P., Runa Capital Opportunity I (GP) and Runa Ventures I Limited

SEC	the United States Securities and Exchange Commission

Scheme or Scheme of Arrangement	a scheme of arrangement pursuant to Chapter 1 of Part 9 of the Companies Act 2014

Schedule TO	a tender offer statement under Section 14(d)(1) or 13(e)(1) of the Exchange Act

Specified Jurisdiction	any jurisdiction in which K1, MariaDB or any of their Affiliates operate their respective businesses or own any assets

Subsidiary	in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power

Takeover Panel, Irish Takeover Panel	the Irish Takeover Panel

or Panel

Topco	means Meridian Topco LLC, a limited liability company formed in Delaware, an Affiliate of K1 and the parent of Bidco

Topco Group	means Topco and its Subsidiaries, from time to time

Topco Rollover Units	means unlisted, unregistered non-voting Class B units of Topco, and each a “Topco Rollover Unit”

Unlisted Unit Alternative	the alternative to the Cash Offer under which Eligible MariaBD Shareholders may elect to receive Topco Rollover Units on and subject to the terms of this Announcement and the terms and conditions to be set out in the Offer Document (or, if applicable, the Scheme Document) in due course, further details of which are set out in paragraph 2 of this Announcement

U.S., US or United States	the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction

U.S. Chapter 11 Bankruptcy	a reorganisation process under Chapter 11 of Title 11 of the United States Code

US$ or dollars	United States dollars, the lawful currency of the United States of America

References to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules or regulations promulgated thereunder.